UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

QAD Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	1.	Title of each class of securities to which transaction applies:

	2.	Aggregate number of securities to which transaction applies:

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4.	Proposed maximum aggregate value of transaction:

	5.	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1.	Amount Previously Paid:

	2.	Form, Schedule or Registration Statement No.:

	3.	Filing Party:

	4.	Date Filed:

QAD Inc.
100 Innovation Place
Santa Barbara, California 93108
805-566-6000

May 14, 2019

To Our Stockholders:

I cordially invite you to attend the Annual Meeting of Stockholders of QAD to be held at the QAD corporate headquarters located at 100 Innovation Place, Santa Barbara, California, on Monday, June 24, 2019 at 8:00 a.m. local time (the "Annual Meeting").

On or about May 14, 2019, we will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record as of April 29, 2019, other than those stockholders who previously requested electronic or paper delivery of communications from us. The Notice will include instructions on how to access an electronic copy of our proxy materials, including the proxy statement, our 2019 Annual Report on Form 10-K, and instructions with respect to how to vote your shares, as well as instructions on how to request a printed copy of our proxy materials. Details regarding the business to be conducted at the Annual Meeting are described in the Notice and proxy statement.

Your vote is important. Whether or not you plan to attend the Annual Meeting, you are urged to vote your shares as promptly as possible to ensure your representation at the Annual Meeting. Please review the instructions on the Notice regarding voting, as well as the question and answer section at the end of this proxy statement.

We look forward to seeing you at the Annual Meeting.

Sincerely,

/s/Pamela M. Lopker

Pamela M. Lopker

President

QAD INC.
NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE:	8:00 a.m. local time on June 24, 2019

PLACE	QAD Inc.
100 Innovation Place
Santa Barbara, CA 93108

ITEMS OF BUSINESS:	(1)	To elect five directors to serve until the next Annual Meeting of Stockholders;
	(2)	To approve, on a non-binding advisory basis, the compensation paid to our executive officers identified in our summary compensation table (“Named Executives”);
	(3)	To vote, on a non-binding advisory basis, on the frequency (i.e., every one, two, or three years) of holding an advisory vote to approve the compensation paid to our Named Executives;
	(4)	To ratify the selection of KPMG LLP as our independent registered public accounting firm for our current fiscal year; and
	(5)	To transact any other business that may properly come before the meeting or any postponement or adjournment thereof.

WHO CAN VOTE:	You are entitled to vote if you were a stockholder of record at the close of business on the record date of April 29, 2019.

VOTING BY PROXY:

It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares electronically via the Internet, by telephone or by completing and returning the proxy card or voting instruction card if you requested paper proxy materials. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you requested printed materials, the instructions are printed on your proxy card and included in the accompanying proxy statement. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in this proxy statement.

MEETING ADMISSION:

You are entitled to attend the Annual Meeting only if you are a stockholder of record as of the close of business on April 29, 2019, the record date, or hold a valid proxy for the meeting. In order to be admitted to the Annual Meeting, you must present proof of ownership of QAD stock on the record date. Stockholders and proxy holders must also present a form of photo identification, such as a driver’s license. We will be unable to admit anyone who does not present identification or refuses to comply with our security procedures.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on June 24, 2019. The proxy materials, including this proxy statement and our Annual Report on Form 10-K, are available on the following website: www.proxyvote.com/

By Order of the Board of Directors

/s/ Daniel Lender

Daniel Lender, Corporate Secretary

Santa Barbara, California
May 14, 2019

COMPENSATION DISCUSSION AND ANALYSIS	21
Executive Summary	21
Executive Compensation Philosophy	22
Compensation of the Named Executives	22
Benchmarking of Compensation	23
Elements of the Executive Compensation Program	24
Base Salary	24
Cash Bonus	24
Customer Satisfaction Multiplier	24
Cash Bonus Results	25
Revenue Component	25
Contribution Component	25
DSO Component	26
Non-GAAP Measures	26
Payout on Financial Goals	26
Individual Goals	27
Discretionary Bonus	29
Equity Awards	29
Broad Based Employee Benefit Programs	30
Change in Control Agreements and Executive Termination Policy	30
Administrative Policies and Practices	31
Tax Deductibility of Executive Compensation	32

EXECUTIVE COMPENSATION	33
Summary Compensation Table	33
Grants of Plan-Based Awards during Fiscal Year 2019	34
Outstanding Equity Awards at 2019 Fiscal Year End	35
SAR Exercises and RSUs Vested During Fiscal Year 2019	36
Equity Compensation Plan Information	37
Potential Payments upon Termination or Change in Control	38

CEO PAY RATIO	39

REPORT OF AUDIT COMMITTEE	40
Charter	40
Meetings	40
Audit Committee Report	40
Auditor Independence	41
Audit Committee Recommendation	41

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	42
Transactions with Related Persons	42
Policies and Procedures for Review and Approval of Related Party Transactions	42

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	42

STOCK OWNERSHIP	43
Stock Ownership of Directors, Executive Officers and Certain Beneficial Owners	43

FREQUENTLY ASKED QUESTIONS	45

EXEMPTIONS FOR A CONTROLLED COMPANY ELECTION	50

ANNUAL REPORT	51

STOCKHOLDER PROPOSALS	51

VOTE RECOMMENDATIONS

	Proposal	Board Recommends	Reason for Recommendation	See Page

1.	Election of five directors	FOR	The Board of Directors believes the five Board nominees possess the skills, experience and diversity to effectively monitor performance, provide oversight, and advise management on the Company’s long-term strategy.	3

2.	Advisory vote to approve executive compensation (say-on-pay)	FOR	Our executive compensation programs demonstrate our pay for performance philosophy, which creates alignment with our stockholders and drives the creation of sustainable long-term stockholder value.	7

3.	Advisory vote on the frequency (every one, two, or three years) of holding an advisory vote to approve executive compensation	EVERY ONE YEAR	The Board of Directors believes that an annual vote will best allow our stockholders to communicate their position on the Company's approach to our named executives' compensation.	8

4.	Ratify the selection of KPMG LLP as our independent registered public accounting firm for our current fiscal year.	FOR	Based on our Audit Committee’s assessment of KPMG’s qualifications and performance, we believe the retention of KPMG for fiscal year 2020 is in the Company’s best interests.	9

PROXY STATEMENT

We are providing these proxy materials in connection with the QAD Inc. 2019 Annual Meeting of Stockholders (the “Annual Meeting”). The Notice of Internet Availability of Proxy Materials (the “Notice”), this proxy statement and the accompanying proxy card or voting instruction card, including an Internet link to our previously filed 2019 Annual Report on Form 10-K, were first made available to stockholders on or about May 14, 2019. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

Adjournment may be approved by the holders of shares representing a majority of votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by an announcement made at the Annual Meeting.

PROPOSAL NO. 1

 ELECTION OF DIRECTORS

At our Annual Meeting, stockholders will elect five directors to hold office until our next annual meeting of stockholders. Leslie J. Stretch, an incumbent director, has chosen not to stand for reelection to the Board of Directors, citing increased workload from other commitments. Mr. Stretch has served QAD as a member of the Board of Directors from June 11, 2014 to February 7, 2018 and since August 17, 2018. Accordingly, the Company has reduced its Board size from six (6) members to five (5) members effective as of June 24, 2019 immediately before the Annual Meeting. The directors shall serve until their successors have been duly elected and qualified or until any such director’s earlier resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named. If any nominee for any reason is unable to serve or will not serve, the proxies may be voted by the proxy holders for a substitute nominee designated by our Board of Directors. We are not aware that any of the nominees will be unable or unwilling to serve as director.

Directors

The following incumbent directors are being nominated for election to the Board: Scott J. Adelson, Anton Chilton, Peter R. van Cuylenburg, Pamela M. Lopker and Lee D. Roberts. Please see “Information Concerning the Nominees for Election” beginning on page 4 of this proxy statement for information concerning each of our incumbent directors standing for election.

Nominee for Director to Hold Office Until 2020	Age	Director Since	Position with the Company
Scott J. Adelson	58	2006	Independent Director
Anton Chilton(1)	51	2018	Chief Executive Officer, Director
Peter R. van Cuylenburg	71	1997	Chairman of the Board, Independent Director
Pamela M. Lopker	64	1986	President, Director
Lee D. Roberts	66	2008	Independent Director

(1)	Mr. Chilton was appointed Chief Executive Officer and appointed as a director on December 19, 2018.

Required Vote

Directors are elected by a plurality of votes cast. Votes withheld and broker non-votes are not counted toward a nominee’s total. If you do not vote for a particular nominee or indicate that you withhold authority to vote for a particular nominee, your withholding will have no effect on the election of directors.

Information Concerning the Nominees for Election

Scott J. Adelson

Scott J. Adelson has been a director of the Company since April 2006 and currently serves on the Compensation Committee. He serves as the Co-President of Houlihan Lokey, where he has been employed since 1987. He also serves as their Global Co-Head of Corporate Finance as well as on the Houlihan Lokey Board of Directors. Mr. Adelson has written and commentated extensively on a number of corporate finance and securities valuation subjects for various business publications. He has served on the board of directors of MPA (Motorcar Parts and Accessories) since April 2008 and Pacific Island Restaurants since December 2013. Mr. Adelson is also an active board member of various middle-market businesses as well as prominent non-profit organizations, such as the Lloyd Greif Center for Entrepreneurial Studies and the Board of Leaders at the University of Southern California, Marshall School of Business. The Board nominated Mr. Adelson to serve as a director because of his experience in advising hundreds of companies on a diverse and in-depth variety of corporate finance issues, including mergers and acquisitions and capital structure, which, combined with his experience on the boards of directors of other companies, provides insight to the Board on strategic and financial issues.

Anton Chilton

Anton Chilton was appointed Chief Executive Officer and a member of QAD's Board of Directors in December 2018. Before that, he served as Chief, Global Field Operations and Executive Vice President commencing in March 2017.  Previously, he served as Executive Vice President, Global Services beginning in June 2015. Mr. Chilton joined QAD in 2004 as Services Director of the Company’s Asia-Pacific region, based in Australia. He subsequently served as Managing Director of QAD Australia and New Zealand from 2006 to 2009. Mr. Chilton transferred to QAD's headquarters in 2009, serving as Senior Vice President – Strategic Global Accounts until 2011, when he became Senior Vice President - Professional Services. Prior to joining QAD, Mr. Chilton held senior roles in global systems integration at Atos Origin and Cap Gemini. Mr. Chilton began his career at British Steel designing software and infrastructure solutions and received his education in the Submarine Service, British Royal Navy.  Mr. Chilton has an Executive MBA from INSEAD.

Peter R. van Cuylenburg

Peter R. van Cuylenburg, Ph.D. has been a director of the Company since November 1997 and currently serves as Chairman of the Board, Lead Director, Chairman of the Audit Committee and the Governance Committee, and a member of the Compensation Committee. Since 2000, Dr. van Cuylenburg has practiced as an independent advisor to several high-technology companies, involving a variety of concurrent Board memberships, listed below, and a part-time role as a General Partner in a venture capital fund. Previously Dr. van Cuylenburg was President and Chief Operating Officer of InterTrust Technologies Corporation from October 1999 to December 1999 and advisor to its Chairman from December 1999 to December 2000. Dr. van Cuylenburg served as President of Quantum Corporation’s DLTtape and Storage Systems Group (DSS) from September 1996 to October 1999, and as Executive Vice President of Xerox Corporation responsible for all of Xerox’ digital businesses from 1993 to 1996. Past board memberships and/or chairmanships include: Verimatrix, Inc., ARC International plc (LSE:ARK), Transitive Technologies Ltd., JNI Inc (JNIC), Peregrine Systems Inc. (PRGNQ), ClearSpeed Technologies Group plc, SealedMedia Ltd., Anadigm Ltd., Elixent Ltd., Mitel Corporation (MLT), Dynatech Corporation, NeXT Computer, Inc., and Cable and Wireless plc. Dr. van Cuylenburg’s earlier career included executive posts at NeXT Computer, Inc., Cable and Wireless plc. and Texas Instruments. The Board nominated Dr. van Cuylenburg to serve as a director of the Company because of his experience as a Chairman, CEO, President and EVP of various high technology companies. His leadership skills, experience with strategic, operational and financial issues, and service on the boards of a variety of public companies, including various audit, compensation and governance committees, is important to the Board’s oversight of strategy, risk management, compensation and corporate governance practices.

Pamela M. Lopker

Pamela M. Lopker founded QAD in 1979 and has been President since QAD Inc.’s incorporation in 1986. Ms. Lopker also served as Chairman of the Board from its incorporation until August 2018. Prior to founding QAD, Ms. Lopker served as Senior Systems Analyst for Comtek Research from 1977 to 1979. She is certified in Production and Inventory Management by the American Production and Inventory Control Society. Ms. Lopker earned a Bachelor of Arts degree in Mathematics from the University of California, Santa Barbara. The Board nominated Ms. Lopker to serve as a director because she is the founder and visionary for the Company, with over forty years of enterprise software company experience, extensive software industry expertise and a deep understanding of the Company’s products, customers, industry and global operational issues. Her history with and knowledge of QAD, combined with her unique skills, is important to the Board’s oversight of long-term strategy and provides the Board with a deep understanding of the Company’s business and operations.

Lee D. Roberts

Lee D. Roberts has been a director of the Company since January 2008 and currently serves as Chairman of the Compensation Committee, and as a member of the Audit Committee and the Governance Committee. Mr. Roberts is Chief Executive Officer and President of BlueWater Consulting, LLC. Prior to that, Mr. Roberts was General Manager and Vice President for Document Content and Business Process Management at IBM Corporation. Mr. Roberts was with FileNET Corporation from 1997 until its acquisition by IBM in 2006, serving as its Chairman and CEO from 2000 to 2006, its President and CEO from 1998 to 2000 and its President and Chief Operating Officer from 1997 to 1998. Prior to FileNET, Mr. Roberts spent twenty years at IBM where he held numerous senior management, sales and marketing roles. Mr. Roberts currently serves on the boards of Unisys Corporation, where he is Chairman of the Compensation Committee, Compuware Corporation and two private companies. The Board nominated Mr. Roberts to serve as a director because of his extensive executive management experience which enables him to provide strategic counsel important to the Board in its oversight of management. Also, Mr. Robert’s financial expertise brings an understanding of strategy, finance, and mergers and acquisitions that is an important aspect of the makeup of our Board of Directors.

FOR √	THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") requires us to hold an advisory vote of our stockholders at least once every three years to approve the compensation of our Named Executives. Consistent with the advisory vote of stockholders at our 2013 Annual Meeting on the frequency of such vote, our Board of Directors has chosen to hold this vote annually. This vote is not intended to address any specific item of compensation or specific Named Executive, but rather the overall compensation of all of our Named Executives and the compensation philosophy, policies and practices described in this proxy statement. QAD discloses those items in the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 21.

As described in the “Compensation Discussion and Analysis,” we design our executive compensation programs to attract and retain highly-talented and productive Named Executives; align the interests of the Named Executives with the interests of the stockholders; provide incentives for the Named Executives to achieve strategic and financial goals; and reward the Named Executives for performance that enhances stockholder value. A meaningful portion of our Named Executives’ compensation is at risk, reflecting our emphasis on pay that rewards performance and drives long-term stockholder value. We believe our compensation program, as a whole, promotes our objectives in both the short and long term.

As an advisory vote, this proposal is not binding on the Company, the Board of Directors or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering our executive compensation programs, values the opinions expressed by our stockholders and will consider the outcome of the vote when making future compensation decisions on our executive compensation programs.

We ask you to approve the following resolution:

“RESOLVED, that the compensation paid to QAD’s Named Executives, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

FOR √	THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE RESOLUTION SET FORTH ABOVE RELATING TO THE COMPENSATION PAID TO OUR NAMED EXECUTIVES.

PROPOSAL NO. 3

ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVES

The Dodd-Frank Act also requires us to hold, at least once every six years, an advisory vote on how often the Company should hold a non-binding vote on the compensation paid to our Named Executives. Stockholders may specify whether they would prefer a non-binding vote on Named Executives’ compensation once every one, two, or three years (or they may abstain). The Board of Directors recommends holding a non-binding vote on Named Executive compensation annually. The frequency that receives the greatest number of votes cast by stockholders on this matter at the Annual Meeting will be considered the advisory vote of our stockholders.

We believe than an annual vote will allow our stockholders to frequently communicate their position on our approach to our Named Executives’ compensation. Our Compensation Committee is responsible for our Named Executives’ compensation programs and values our stockholders’ opinions. However, because this vote is advisory and not binding on the Company, the Board of Directors or the Compensation Committee, we may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on the compensation paid to our Named Executives more or less frequently than the option approved by our stockholders.

EVERY ONE YEAR √	THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR HOLDING A NON-BINDING, ADVISORY VOTE ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVES EVERY ONE YEAR.

PROPOSAL NO. 4

RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS OF QAD FOR THE 2020 FISCAL YEAR

The Audit Committee of the Board of Directors has appointed KPMG LLP ("KPMG") to audit our financial statements for fiscal year 2020. We are asking you to ratify that appointment. KPMG has been QAD’s independent accounting firm since 1990, and we believe they are well qualified for the job. Although the ratification is not required by law, the Board believes that stockholders should be given the opportunity to express their views on the subject. While not binding on the Board, the failure of the stockholders to ratify the appointment of KPMG as QAD’s independent auditors would be considered by the Board and the Audit Committee in determining whether to continue the engagement of KPMG. Even if our stockholders ratify the appointment of KPMG, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of QAD and its stockholders. A KPMG representative will be at the annual meeting to answer appropriate questions and to make a statement if he or she desires.

FOR √

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 31, 2020.

AUDITOR INFORMATION

Principal Accounting Fees and Services

The fees billed or expected to be billed by KPMG for professional services rendered to the Company during fiscal year 2019 and fiscal year 2018 are set forth below. The Audit Committee has concluded that the provision of the non-audit services described below by KPMG to the Company did not and does not impair or compromise their independence. All such services were pre-approved by the Audit Committee in accordance with the pre-approval policy described below. KPMG has served as our independent accountant since 1990.

The fees billed or expected to be billed by KPMG for fiscal years 2019 and 2018 for services rendered to the Company were as follows:

	Fiscal Year 2019	Fiscal Year 2018
(In thousands)
Audit fees	$ 1,736	$ 1,435
Audit-related fees	35	39
Tax fees	—	—
All other fees	—	—
Total fees	$ 1,771	$ 1,474

Audit Fees. These amounts represent fees billed or expected to be billed by KPMG for professional services rendered for the audits of the Company’s annual financial statements for the fiscal years ended January 31, 2019 and 2018, the reviews of the financial statements, including the Company Quarterly Reports on Form 10-Q, and services related to statutory and regulatory filings and engagements for such fiscal years. Audit fees also represent fees billed or expected to be billed by KPMG for professional services rendered for the audits of the effectiveness of internal control over financial reporting for the fiscal years ended January 31, 2019 and 2018.

Audit-Related Fees. These amounts represent fees billed or expected to be billed by KPMG for professional services rendered that were reasonably related to the performance of the audits or the reviews of the Company’s financial statements for fiscal years 2019 and 2018 (but which are not included under “Audit Fees” above). Audit-related fees consist principally of certain agreed-upon procedures and engagements.

Audit Committee Pre-Approval Policy. The Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by the Company’s independent registered public accounting firm. Under this policy, each year, at the time it engages the independent registered public accounting firm, the Audit Committee pre-approves the audit engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services to be performed during the year. All other permitted non-audit services are required to be pre-approved by the Audit Committee on an engagement-by-engagement basis. The Audit Committee may delegate its authority to pre-approve services to one or more of its members whose activities are reported to the Audit Committee at each regularly scheduled meeting.

EXECUTIVE OFFICERS

Set forth below is certain biographical information concerning our executive officers, except for biographical information regarding Anton Chilton and Pamela M. Lopker which is provided above under the heading “Information Concerning the Nominees for Election.”

Daniel Lender was first appointed Chief Financial Officer and Executive Vice President in July 2003. Previously, he served as QAD’s Vice President of Global Sales Operations and Vice President of Latin America. Mr. Lender joined QAD in 1998 as Treasurer following a nine-year tenure with the former Republic National Bank of New York, last serving as Vice President and Treasurer of the Bank’s Delaware subsidiary. He earned a master of business administration degree from the Wharton School of the University of Pennsylvania and a bachelor of science degree in applied economics and business management from Cornell University.

Kara L. Bellamy has served as Chief Accounting Officer, Corporate Controller and Senior Vice President since January 2008. Previously, she served as QAD’s Director of Finance, Americas beginning in 2006 and joined QAD as Assistant Corporate Controller in 2004. Prior to joining QAD, Ms. Bellamy served as Corporate Controller for Somera Communications, Inc. from 2002 through 2004. Prior to that, she was an audit manager with Ernst & Young. Ms. Bellamy is a Certified Public Accountant (inactive) and received a bachelor of arts degree in business economics with an accounting emphasis from the University of California, Santa Barbara.

OTHER BUSINESS

The Board of Directors does not presently intend to bring any other business before the meeting, and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting of Stockholders. As to any business that may properly come before the meeting, however, it is intended that proxies will be voted in respect thereof in accordance with the instruction of our Board of Directors, or, if no instruction is given, in accordance with the judgment of the persons voting such proxies.

CORPORATE GOVERNANCE AND RELATED MATTERS

Board of Directors

Our Board of Directors has five members to be elected at the 2019 Annual Meeting. All directors are elected annually for a term that expires at the subsequent annual meeting and until their successors are elected and qualified.

Director Independence

Four current directors, Mr. Adelson, Dr. van Cuylenburg, Mr. Roberts and Mr. Stretch, are non-management directors and are each an “independent” director as defined under Rule 5605 of the NASDAQ Stock Market listing standards. Dr. van Cuylenburg serves as Chairman of the Board and lead director. Two directors are management directors, Mr. Chilton, Chief Executive Officer and Ms. Lopker, President.

If stockholders or other interested parties wish to communicate with the full Board, the independent directors as a group or any individual director, they may write to QAD Inc., 100 Innovation Place, Santa Barbara, California 93108, Attention: Corporate Secretary or email to directors@qad.com. Further information on how to contact our Board is available through our investor relations Internet site at www.qad.com, under “Investor Relations — Corporate Governance.”

Board Leadership Structure

Currently, we separate the positions of Chief Executive Officer, President and independent Chairman of the Board. Separating these positions allows our Chief Executive Officer and President to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing independent advice to, and oversight of, management. The Board believes that having an independent director serve as Chairman is the appropriate leadership structure for the Company at this time and demonstrates our commitment to good corporate governance.

Since August 2018, Dr. van Cuylenburg, who also serves as our lead director, has served as our independent Chairman. In the event the Chairman is an independent director, as is currently the case, the role of lead director will be assumed by the Chairman and the annual retainer for the lead director shall not apply. The responsibilities of the Chairman of the Board include setting the agenda for each meeting of the Board, in consultation with the Chief Executive Officer and President, and facilitating communication with the Board, executive officers and stockholders.

Dr. van Cuylenburg also serves as the independent lead director for all meetings of the independent directors held in executive session. The role of the independent lead director is, among other things, to establish agendas for such executive sessions in consultation with the other directors; to serve as a liaison between the independent directors and the Chief Executive Officer and President in matters relating to the Board as a whole (although all independent directors are encouraged to freely communicate with the Chief Executive Officer, President and other members of management at any time); to review meeting schedules to help ensure there is sufficient time for the discussion of all agenda items; and to call meetings of the independent directors as appropriate.

In addition, as described below, our Board has three standing committees, consisting entirely of independent directors. The Board delegates substantial responsibility to these committees, which report their activities and actions back to the full Board. We believe having independent committees with independent chairpersons is an important aspect of the leadership structure of our Board.

Executive Sessions

The independent directors of the Board are scheduled to meet in executive session, without the President or the CEO present, at every regularly scheduled Board meeting and at additional times as appropriate. They met in executive session on four occasions during fiscal year 2019.

Board of Directors Meetings

Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chief Executive Officer, President and other officers and members of management, by reviewing materials provided to them, by visiting our offices and by participating in meetings of the Board and its committees. During fiscal year 2019, the Board of Directors held four regularly scheduled meetings and two special meetings. In fiscal year 2019, all current directors attended at least 75% of the aggregate of all meetings of the Board of Directors held during the period such director was a member of the Board and all current members of standing committees attended at least 75% of the standing committee meetings held during the period such director was a member. The Company encourages and expects all members of the Board to attend each annual meeting of stockholders. All current directors, except Mr. Stretch, were in attendance at the 2019 Annual Meeting.

Standing Committee Meetings

The Board appoints committees to help carry out its duties. In particular, Board committees work on key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board. For fiscal year 2019, there were three standing committees: Audit, Compensation and Governance.

Standing Committee Membership

Audit Committee	Compensation Committee	Governance Committee
Scott J. Adelson(1)	Scott J. Adelson	Peter R. van Cuylenburg*
Peter R. van Cuylenburg*	Peter R. van Cuylenburg	Lee D. Roberts
Lee D. Roberts	Lee D. Roberts*	Leslie J. Stretch(2)
Leslie J. Stretch(2)

*	Indicates chair.
(1)	Mr. Adelson served on the Audit Committee from February 5, 2018 through August 24, 2018.
(2)	Mr. Stretch was a member of the Audit Committee and the Governance Committee from June 11, 2014 to February 7, 2018 and since August 24, 2018. Mr. Stretch has chosen not to run for reelection.

The functions performed by these committees are summarized below.

Audit Committee

 The Audit Committee is responsible for overseeing and monitoring the accounting and financial reporting processes of the company and the audits of its financial statements. The current Audit Committee members are Dr. van Cuylenburg, Mr. Roberts and Mr. Stretch. The Audit Committee relies on the expertise and knowledge of management, the internal auditors and the independent auditor in carrying out its oversight responsibilities. The Audit Committee’s specific responsibilities are delineated in the Audit Committee Charter, and include:

•

the appointment, compensation, retention and oversight of the independent auditor engaged to prepare or issue audit reports on the financial statements and internal control over financial reporting of the Company;

•	overseeing and monitoring the integrity of the Company’s financial statements and its systems of internal accounting and financial controls; and
•	overseeing and monitoring the performance of the Company’s internal audit function and independent auditors.

The Audit Committee met five times during fiscal year 2019, including meetings to review and discuss each quarterly earnings release prior to its announcement.

Audit Committee Independence and Financial Literacy

All members of the Audit Committee are independent directors. The Board of Directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Committee, qualifies as an “audit committee financial expert” as that term is defined in the requirements of the Sarbanes-Oxley Act, and meets the independence and financial literacy requirements of the NASDAQ Stock Market.

Compensation Committee

The current Compensation Committee members are Mr. Adelson, Dr. van Cuylenburg and Mr. Roberts, each of whom is “independent” as the term is defined in Rule 5605 of the NASDAQ Stock Market listing standards.

The primary responsibilities of the Compensation Committee are to:

•	establish and review the general compensation policies applicable to the Chief Executive Officer, Chief Financial Officer, President and other executive officers;
•	review and approve the level of compensation, including salaries, fees, benefits, executive incentive plans and perquisites, of the Chief Executive Officer, the President and other executive officers;
•	review and advise the Board concerning the performance of the executive officers;
•

review and advise the Board concerning compensation practices and trends in order to assess the adequacy and competitiveness of the QAD executive compensation programs among comparable companies in our industry;

•	ensure that senior executive incentive plans are administered in a manner consistent with our compensation strategy;
•	administer the stock compensation programs, including determining the employees and other parties who are to receive grants of stock and the terms of such grants; and
•	review and recommend employment agreements for management and severance arrangements for senior executive officers.

The Compensation Committee’s role includes producing the report on executive compensation. The specific responsibilities and functions of the Compensation Committee are delineated in the Compensation Committee Charter. The Compensation Committee held four regularly scheduled meetings during fiscal year 2019.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has ever been an officer or employee of the Company or of any of our subsidiaries or affiliates. During the last fiscal year, none of our executive officers served on the board of directors or on the compensation committee of any other entity, any officers of which served either on our Board or on our Compensation Committee.

Governance Committee

The Governance Committee is responsible for the administration of our Code of Business Conduct, continuing Board education and the annual review of our compliance with the governance standards of the NASDAQ Stock Market. QAD’s Board believes strongly that good corporate governance accompanies and greatly aids our long-term business success. The specific responsibilities of the Governance Committee are described in the Governance Committee Charter. The Governance Committee met once during fiscal year 2019. The current members of the Governance Committee are Dr. van Cuylenburg, Mr. Roberts and Mr. Stretch.

The primary responsibilities of the Governance Committee are to:

•	Oversee and administer the Company’s Corporate Code of Conduct;
•	Oversee the continuing education of directors and the orientation of new directors; and
•	Review applicable NASDAQ governance standards annually and confirm and/or provide for the Company’s compliance with such standards.

Nominating Procedures

The Board does not have a formal nominating committee. QAD is a “controlled company” as such term is used in the NASDAQ Stock Market rules and, accordingly, is exempted from certain regulations pertaining to the director nomination process. Please see “Exemptions for a Controlled Company Election” on page 50 of this proxy statement. The Board has determined that director nominees who are not currently serving as directors be recommended for the Board’s selection by a designated committee of one or more directors. These directors do not operate under a charter, but meet as appropriate to recommend nominees to the Board for service on the Company’s Board of Directors and to recommend to the Board such persons to fill any vacancy that may arise between annual meetings of the stockholders. The directors nominated for election identified in this proxy statement, all of whom are existing directors, were nominated unanimously by the full Board. Four of our six current directors were elected by our stockholders at last year’s annual meeting. Mr. Stretch was reappointed to the Board in August 2018 following his resignation in February 2018 and Mr. Chilton was appointed to the Board in December 2018 in connection with his selection by the Board as our new Chief Executive Officer.

The Board engaged Russell Reynolds Associates, executive search consultants, on March 15, 2018 to identify suitable candidates to join the Board of QAD in light of Mr. Stretch's resignation. The Board terminated that engagement following the reappointment of Mr. Stretch.

When evaluating potential director nominees, the committee designated by the Board considers the listing requirements of the NASDAQ Stock Market as well as a potential nominee’s personal and professional integrity, experience in corporate management, time available for service, experience in the Company’s industry, global business and social perspective, experience as a board member of another publicly-held company, ability to make independent analytical inquiries and practical business judgment. QAD does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the Company’s business. After potential nominees are evaluated, the committee designated by the Board makes recommendations regarding nominations to the full Board. The committee may retain, at the Company’s expense, any independent search firm, experts or advisors that it believes are appropriate in connection with the nomination process.

The policy of the Board is to have the Board consider properly submitted stockholder recommendations for candidates for membership to the Board. In evaluating nominees recommended by stockholders, the Board will utilize the same criteria used for nominees initially proposed by the Board members. If a stockholder wishes to nominate directors for election to the Board at next year’s Annual Meeting, such nominations must comply with Section 2.7 of our bylaws and be submitted in writing to the following address:

QAD Inc.
100 Innovation Place
Santa Barbara, CA 93108
Attention: Corporate Secretary

Charters for Board Committees

Each of the Audit Committee, the Compensation Committee and the Governance Committee has a committee charter. The committee charters describe the purpose, responsibilities, structure and operations of each committee. Copies of the committee charters are available on the Company’s Internet site at www.qad.com, under “Investor Relations — Corporate Governance.”

Risk Oversight

The Board has an active role, as a whole and at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews the Company’s operations and the associated risks, including cybersecurity risks.

•

The Audit Committee is responsible for overseeing general risk management. It periodically reports to the Board regarding briefings provided by management as well as the Audit Committee’s own analysis and conclusions regarding the adequacy of the Company’s risk management processes, including adequacy of the system of internal controls.

•

The Compensation Committee is responsible for overseeing the management of risks arising from the Company’s compensation policies and practices. The Compensation Committee has determined that compensation policies and practices for the Company’s employees are not reasonably likely to have a material adverse effect on the Company.

Both committees rely on management to be responsible for day-to-day risk management, including the monitoring of material risks facing the Company, such as strategic risks, operational risks, financial risks and legal and compliance risks. In addition, the Board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations. With the input of the Company’s executive officers, the Board also works to assess and analyze the most likely areas of future risk for the Company, including cybersecurity risk.

Since cybersecurity risk oversight is a top priority for the Board, the Board oversees a multi-level process to address cybersecurity risks. QAD's CyberSecurity Steering Committee meets regularly to evaluate cybersecurity requirements and controls, review security events and threats, recommend improvements in cybersecurity infrastructure and processes, and oversee cybersecurity training programs for employees. The Company's Executive Committee, which includes the Chief Financial Officer as well as both executive Board members, regularly receives updates concerning the activities of the CyberSecurity Steering Committee. The Chief Financial Officer reports to the full Board at each quarterly Board meeting on the Company's cybersecurity risk oversight activities. The Board's Governance Committee also annually reviews information technology governance and cybersecurity for internal systems and cloud services for external customers.

Code of Business Conduct and Code of Ethics

The Board has adopted the Company’s “Code of Business Conduct,” which promotes the highest ethical standards in all of the Company’s business dealings. The Code of Business Conduct applies to the Company’s directors and employees, including the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer. The Board has also approved, and the Company has adopted, a “Code of Ethics for the Chief Executive Officer and Senior Financial Officers of QAD Inc.” (the “Code of Ethics”) in order to satisfy the SEC’s requirements for a code of ethics for senior financial officers. The Code of Business Conduct and the Code of Ethics are available on the Company’s Internet site at www.qad.com, under “Investor Relations — Corporate Governance.”

Management’s Compliance Committee

Management has established a Compliance Committee composed of certain executive officers and non-executive employees to oversee the Company’s compliance with its obligations related to certification of appropriate disclosure controls and internal controls over financial reporting. The Compliance Committee administers a set of procedures to oversee such compliance, including a requirement that certain members of management sign certifications each fiscal quarter that, to their knowledge, the operations within their span of control are fairly presented and appropriate internal controls are in place to ensure the accuracy of such results. The Compliance Committee typically meets twice quarterly and may meet more often if needed. In fiscal year 2019, the Compliance Committee met eight times, and has reported its findings to the Audit Committee in each quarter of fiscal year 2019.

Employee Complaint Procedure

With oversight from the Audit Committee, the Company has established procedures to receive, retain and address employee complaints communicated to QAD. These procedures include a confidential hotline to answer employees’ ethics questions and to report employees’ ethical concerns and incidents including, without limitation, concerns about (i) accounting, internal controls or auditing matters and (ii) legal and regulatory compliance matters. This hotline is available 24 hours a day, seven days a week, and callers may choose to remain anonymous.

Availability of Corporate Governance Information

For additional information on our corporate governance, including Board committee charters and our Code of Business Conduct and Code of Ethics, visit our investor relations Internet site at www.qad.com, under “Investor Relations — Corporate Governance.” Each of these documents is also available in print, free of charge, to any stockholder who requests it by writing to QAD Inc., 100 Innovation Place, Santa Barbara CA 93108, Attention: Investor Relations or email to investor@qad.com.

DIRECTOR COMPENSATION

Director Compensation Overview

Our directors play a critical role in guiding QAD’s strategic direction and overseeing the management of the Company. We seek to attract and retain highly-qualified directors who have sufficient time to attend to their considerable duties and responsibilities as directors of the Company. The many responsibilities and risks and the substantial time commitment of being a director of a public company require that we provide adequate incentives for our directors’ continued performance by paying compensation commensurate with our directors’ workload. While our employee directors are not separately compensated for being on the Board, our non-employee directors are compensated based upon their respective levels of Board participation and responsibilities, including service on Board committees. Annual cash retainers and equity grants to the non-employee directors are intended to correlate with the responsibilities of each such director.

Non-Employee Director Cash Retainer and Meeting Fees

For fiscal year 2019, each of our non-employee directors received the applicable retainers and fees set forth below for serving on the Board.

Board Retainers and Standing Committee Fees 2/1/18 to 1/31/19 ($)
Annual Board Member Retainer	40,000

Chairman Supplemental Retainer	50,000

Lead Director Supplemental Retainer (not applicable if Chairman is lead director)	20,000

Annual Committee Member Retainer:
Audit Committee	10,000
Compensation Committee	7,500
Governance Committee	—

Annual Committee Chair Retainer:
Audit Committee	15,000
Compensation Committee	10,000
Governance Committee	—

Fee per Board Meeting:
In person per meeting	2,000
By telephone per meeting	1,000

Fee per Committee Meeting:
Audit Committee
In person per meeting not held concurrently	2,000
By telephone per meeting not held concurrently	1,000

Compensation Committee
In person per meeting not held concurrently	2,000
By telephone per meeting not held concurrently	1,000

Governance Committee
In person per meeting not held concurrently	2,000
By telephone per meeting not held concurrently	1,000

 A Board member receives $2,000 for each Board and committee meeting attended in person and $1,000 for each such meeting attended via telephone. However, separate fees do not apply to any committee meetings held in conjunction with a regularly scheduled Board meeting or another committee meeting. From time to time, the Board forms special ad hoc committees to perform various functions on behalf of the Board. At times, fees may be paid for services on such ad hoc committees. Directors are also reimbursed for direct expenses related to their activities as members of the Board of Directors.

Non-Employee Director Equity Compensation

The Board of Directors has approved equity compensation for the non-employee Board members as follows:

•

For each non-employee Board member that has served over one year on the Board, and is reelected at the Annual Meeting of Stockholders, an annual grant of 4,000 shares of Class A common stock that is fully vested on the date of grant with a grant date of the date of the Annual Meeting of Stockholders.

•

For each new non-employee Board member, a one-time grant of 4,000 shares of Class A common stock that is fully vested on the date of grant with a grant date on or about the date of such Board member’s election or appointment to the Board.

•

For each new non-employee Board member, who is reelected at the first Annual Meeting of Stockholders following such Board member’s appointment, a one-time grant of a pro-rata portion of the annual grant of 4,000 shares of Class A common stock, based upon such Board member’s time of service on the Board since the date of appointment through the date of the first Annual Meeting of Stockholders following such Board member’s appointment. Such grant shall be fully vested on the date of grant with a grant date of the date of the first Annual Meeting of Stockholders following such Board member’s appointment.

Such awards are made under our 2016 Stock Incentive Program (the “2016 Program”). Under the 2016 Program, equity awards to non-employee Board members are limited to $250,000 per year, as determined for the Company’s financial accounting purposes as of the date of grant.

The Board applies stock ownership guidelines to non-employee directors to further align the interests of the non-employee directors with the interests of our stockholders. The guidelines stipulate that each non-employee Board member should own at least $30,000 in Company stock per year served on the Board, up to a maximum requirement of $150,000 in Company stock, measured on an annual basis as of the date of the annual stockholder meeting.

The table below sets forth information concerning the compensation of our non-employee Board members for fiscal year 2019.

Non-Employee Director Compensation for Fiscal Year 2019

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Scott J. Adelson	63,500		214,000	—	277,500
Peter R. van Cuylenburg	177,034	(3)	214,000	—	391,034
Lee D. Roberts	75,000		214,000	—	289,000
Leslie J. Stretch(4)	42,500		204,600	—	247,100

(1)	Includes fees earned in fiscal year 2019, but paid in fiscal years 2019 and 2020.
(2)

The amounts in this column represent the aggregate grant date fair value of stock awards granted during fiscal year 2019 presented as calculated in accordance with FASB ASC Topic 718. Valuations of these equity awards are based on the stock price at date of grant and the expense is recognized immediately. The date of grant was June 11, 2018 for the annual grant made to the reelected non-employee directors, Mr. Adelson, Dr. van Cuylenburg and Mr. Roberts. The date of grant was August 17, 2018 for the one-time grant to Mr. Stretch as a new non-employee director. These amounts do not correspond to the actual value that will be realized upon the sale of the common stock underlying such awards.

(3)	Following the passing of Mr. Lopker, Dr. van Cuylenburg temporarily assumed the regular duties of the Chairman of the Board and the responsibility to monitor on a frequent basis the activities of the Company related to the transition of responsibilities of the CEO, to receive progress reports and to report periodically on the status of these activities to the Board. Dr. van Cuylenburg received $75,000 in compensation for these additional responsibilities.
(4)

Mr. Stretch served on the Board until his resignation on February 7, 2018. He was reappointed to the Board on August 17, 2018. Mr. Stretch's cash director compensation was reduced for director meetings he did not attend between his resignation and reappointment. Mr. Stretch has chosen not to stand for reelection.

Non-Employee Director Outstanding Equity Awards at 2019 Fiscal Year End

As of January 31, 2019, none of the non-employee directors held any unvested or unexercised outstanding options or SARs or any other unvested stock awards.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings under the Securities Act or the Exchange Act, except to the extent that QAD specifically incorporates it by reference into such filing.

The Board of Directors has established a Compensation Committee of independent directors to assist in the oversight and governance of compensation for the Named Executives. The Compensation Committee has the duties and powers as described in its written charter as adopted by the Board and available on our website. The current members of the Compensation Committee are Mr. Adelson, Dr. van Cuylenburg and Mr. Roberts.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with QAD’s management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended January 31, 2019, filed with the SEC on April 16, 2019.

Submitted by:	Scott J. Adelson
Peter R. van Cuylenburg
Lee D. Roberts, Chairman

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

QAD’s executive compensation program applies to the following named executive officers (“Named Executives”):

Karl F. Lopker[1]	Chief Executive Officer
Pamela M. Lopker[2]	President
Anton Chilton[3]	Chief Executive Officer and Executive Vice President
Daniel Lender	Chief Financial Officer and Executive Vice President
Kara L. Bellamy	Chief Accounting Officer, Controller and Senior Vice President

(1)	Mr. Lopker served as Chief Executive Officer until August 15, 2018, when he was granted indefinite unpaid medical leave. Mr. Lopker passed away on August 25, 2018.

(2)	In addition to serving as President, Ms. Lopker assumed the duties of Chief Executive Officer from August 15, 2018 to December 19, 2018.

(3)	Mr. Chilton’s position was Chief, Global Field Operations and Executive Vice President until his appointment as Chief Executive Officer on December 19, 2018.

The compensation objectives for QAD’s Named Executives are to:

•	attract and retain highly talented and productive executives;
•	align the interests of the Named Executives with the interests of the stockholders;
•	provide incentives for the Named Executives to achieve strategic and financial goals; and
•	reward the Named Executives for performance that enhances stockholder value.

When making compensation decisions, the Compensation Committee considers the elements of base salary (“Base Salary”), short-term cash incentives (“Cash Bonus”) and long-term equity awards in the form of restricted stock units (“RSUs”) and/or stock appreciation rights (“SARs” and with RSUs “Equity Awards”) collectively in order to determine the total compensation for each Named Executive. Base Salary is the only fixed element and provides baseline compensation for the Named Executives. The Compensation Committee sets compensation for the Named Executives so their individual components as well as their total compensation packages are within the market range for their individual positions and are internally consistent with the compensation packages of other QAD senior executives relative to their positions in the Company. The Compensation Committee focuses the Named Executives on achieving superior annual and long-term performance by structuring their compensation mix so that a substantial part of their potential compensation is tied to achieving positive returns for our stockholders.

•	Base Salary is established at a level that is competitive with our peer companies and reflects the role, experience and performance of each Named Executive.
•

Cash Bonus focuses the Named Executives on the Company’s annual and short-term performance by linking it to (i) each Named Executive’s performance in areas subject to such Named Executive’s individual responsibility, (ii) the contributions of each Named Executive in achieving the Company’s strategic plan, and (iii) the Company’s achievement of its financial goals for the year.

•

Equity Awards focus the Named Executives on the Company’s long-term stock performance by virtue of annual vesting over a four-year period and the direct relationship between the value of the Equity Awards and the Company’s stock price.

The Compensation Committee established fiscal year 2019 compensation targets for the Named Executives based on the Company’s annual operating plan and at a level that, based on market data, the Compensation Committee believed fairly compensated the Named Executives. Individual Named Executive compensation packages took into account the following factors:

•	Assessment of financial and personal results achieved, leadership demonstrated and challenges faced during fiscal year 2019 by each Named Executive;
•	Compensation history and existing equity interest for each Named Executive;
•	Relative compensation among the Named Executives and other senior executives within the Company;
•	Estimates of costs and disruption that would be incurred to hire replacements for each Named Executive;
•	Competitive market analysis and peer group data; and
•	Extra responsibilities performed by a Named Executive in his or her role with the Company compared to the standard responsibilities expected in the position.

Executive Compensation Philosophy

Compensation of the Named Executives

QAD is a “controlled company.” The majority of the vote has been controlled by Ms. Lopker, the President and the founder of QAD, and Mr. Lopker, the CEO of QAD and the husband of Ms. Lopker. Together they have been the leaders of QAD throughout its growth from a private company to a public multinational enterprise. Mr. Lopker passed away in August 2018. Ms. Lopker continues to provide active leadership in the strategic direction and day-to-day operations of the Company. The Compensation Committee determined that for fiscal year 2019, due to the crossover in the roles they perform in setting the direction of the Company, determining our product strategy and interfacing with key customers, Mr. Lopker and Ms. Lopker were to be compensated equally.

Cash compensation for each of Mr. Lopker and Ms. Lopker includes a Base Salary plus a Cash Bonus incentive targeted at 100% of Base Salary. For fiscal year 2019, 70% of each of their respective Cash Bonus opportunities was based on QAD’s financial performance, weighted by the Customer Satisfaction Multiplier as described below under “Customer Satisfaction Multiplier” and 30% of each of their Cash Bonus opportunities was based on individual goals, weighted by the Customer Satisfaction Multiplier. The financial performance opportunity consisted of 40% based on actual revenue relative to planned revenue (non-GAAP, as further described below) for the fiscal year, 40% based on contribution margin (non-GAAP) relative to the plan for the fiscal year, and 20% based on results related to our cash collection goals, measured in days sales outstanding (“DSO”). 21% of the Cash Bonus opportunity for financial performance was available each quarter related to quarterly results and 16% was available after fiscal year end related to annual performance. The individual goals opportunity was based on performance against the Company’s strategic plan as determined in the discretion of the Compensation Committee, as described below.

Because of their majority control, the Compensation Committee believed the personal motivation of Mr. Lopker and Ms. Lopker, and going forward believes the personal motivation of Ms. Lopker, is more focused on equity rather than cash. The Compensation Committee further believes that this focus on equity is a positive factor because it more closely aligns the interests of Mr. Lopker and Ms. Lopker with the interests of other stockholders. Therefore, when determining the compensation mix for Mr. Lopker and Ms. Lopker, the Compensation Committee placed greater emphasis on the equity portion of their total compensation package as compared to the other Named Executives.

Mr. Chilton was appointed CEO on December 19, 2018. The Compensation Committee determined that Mr. Chilton's cash compensation during his service as CEO would follow the same structure, but with different amounts, as that of the previous CEO, Mr. Lopker, and would be pro-rated for the remainder of fiscal year 2019. Cash compensation for Mr. Chilton as CEO includes a Base Salary plus a Cash Bonus incentive targeted at 100% of Base Salary. For the remainder of fiscal year 2019, 70% of his Cash Bonus opportunity was based on QAD’s financial performance, weighted by the Customer Satisfaction Multiplier as described below under “Customer Satisfaction Multiplier” and 30% of his Cash Bonus opportunity was based on individual goals, weighted by the Customer Satisfaction Multiplier. The financial performance opportunity consisted of 40% based on actual revenue relative to planned revenue (non-GAAP, as further described below) for the fiscal year, 40% based on contribution margin (non-GAAP) relative to the plan for the fiscal year, and 20% based on results related to our cash collection goals, measured in days sales outstanding (“DSO”). 21% of the Cash Bonus opportunity for financial performance was available each quarter related to quarterly results and 16% was available after fiscal year end related to annual performance. The individual goals opportunity was based on performance against the Company’s strategic plan as determined in the discretion of the Compensation Committee, as described below.

The Compensation Committee weighted Mr. Chilton's compensation as CEO more strongly to cash rather than to equity compared to Mr. Lopker's compensation as CEO due to Mr. Lopker's personal motivation being more focused on equity rather than cash. The Compensation Committee set Mr. Chilton's cash compensation at a market competitive level for a CEO with his experience and equity compensation with terms intended to serve as a long-term incentive and align the interests of Mr. Chilton with QAD's strategic goals and the interests of stockholders. In addition to the RSUs granted to Mr. Chilton at the time of his appointment as CEO, the Compensation Committee intends to grant Mr. Chilton performance stock units ("PSUs") during the annual Equity Award grant planned for June 2019 to provide an additional performance element to his equity compensation.

The other Named Executives for fiscal year 2019 include Mr. Chilton while in his role as Chief, Global Field Operations and Executive Vice President from February 1, 2018 to December 18, 2018, Mr. Lender and Ms. Bellamy. Cash compensation for these other Named Executives includes a Base Salary plus a Cash Bonus incentive, which is intended to ensure a strong connection between the Named Executive’s compensation and operating results. Mr. Chilton had a Cash Bonus opportunity at target equal to 70% of Base Salary when he served as Chief, Global Field Operations and Executive Vice President. Mr. Lender had a Cash Bonus opportunity at target equal to 60% of Base Salary and Ms. Bellamy had a Cash Bonus opportunity at target equal to 45% of Base Salary.

For fiscal year 2019, 70% of the Cash Bonus opportunity of each of the other Named Executives was based on QAD’s financial performance, weighted by the Customer Satisfaction Multiplier. The financial performance opportunity consisted of 40% based on actual revenue relative to planned revenue (non-GAAP) for the fiscal year, 40% based on contribution margin (non-GAAP) relative to the plan for the fiscal year, and 20% based on results related to the Company’s DSO goals. 21% of the Cash Bonus opportunity for financial performance was available each quarter related to quarterly results and 16% was available after fiscal year end related to annual performance.

For fiscal year 2019, the remaining 30% of the Cash Bonus of each of the other Named Executives was based on their performance against the Company’s strategic plan within the individual Named Executive’s area of responsibility, weighted by the Customer Satisfaction Multiplier. The Compensation Committee exercised its discretion in determining the performance of each of the Named Executives, which in some instances was supplemented by additional matters addressed by a Named Executive during the course of the year that were not part of the initial strategic plan.

Equity Awards are used as long-term incentives for the other Named Executives and are intended to align the interests of the other Named Executives with QAD’s strategic goals and the interests of stockholders.

Benchmarking of Compensation

To ensure that the compensation of the Named Executives is market competitive, pay levels for the Named Executives are benchmarked against proxy data compiled by Equilar and the compensation practices of the Compensation Peer Group (as defined below). Pearl Meyer, an executive compensation consulting firm, was engaged by the Compensation Committee in July 2017 to conduct an external peer group review and perform executive benchmarking analysis. Pearl Meyer determined QAD's peer group by identifying technology companies that compete with QAD or have other characteristics that make them suitable for comparison. The peer group recommended by Pearl Meyer was reviewed and approved by the Compensation Committee. For fiscal year 2019, the Compensation Peer Group consisted of the following companies:

Agilysys, Inc	Callidus Software Inc	Progress Software Corporation
American Software, Inc.	Ebix, Inc.	PROS Holdings, Inc.
Apptio, Inc.	Manhattan Associates, Inc.	SPS Commerce, Inc.
Aspen Technology, Inc.	MicroStrategy Incorporated	Synchronoss Technologies, Inc.
Bottomline Technologies, Inc.	Pegasystems, Inc.	The Ultimate Software Group, Inc.
BroadSoft, Inc.

To market check the appropriate compensation for the Named Executives, the Compensation Committee reviews points of similarity between QAD and the companies within the Compensation Peer Group based on factors such as industry segment, size when measured by market capitalization and/or revenue, growth expectations, number of employees and similar business models. For each Named Executive, each element of their compensation mix, as well as their total direct compensation, is compared against market data. The Compensation Committee reviews the survey data and the compensation practices of the Compensation Peer Group and compares the compensation of each of the Named Executives to compensation paid for similar positions in the Compensation Peer Group. The Compensation Committee also compares the compensation of each of the Named Executives with the compensation of other senior executives within QAD in order to maintain internal equity with respect to cash and equity compensation packages in effect for all senior executives.

Elements of the Executive Compensation Program

The compensation packages provided to each of the Named Executives for fiscal year 2019 consisted of three major elements: (1) Base Salary, (2) Cash Bonus and (3) Equity Awards. The Named Executives also participated in QAD’s benefit programs and certain Named Executives had change in control and termination benefit arrangements commensurate with market practices.

Base Salary

QAD strives to be market competitive and to set Base Salary at a level that is appropriate for each Named Executive’s role. Merit, experience, skills and level of performance are all considered when setting Base Salary. The Chief People Officer and the CEO evaluate the Base Salary for Mr. Chilton (prior to his appointment as CEO), Mr. Lender and Ms. Bellamy, based on an internal assessment of the scope and responsibility of their positions. The chairman of the Compensation Committee, with input provided by the Chief People Officer, evaluates the Base Salary of the CEO and the President. A market check of Base Salary is performed by reviewing similar roles identified in Compensation Peer Group data and market surveys from Equilar for companies with revenue between $200 million and $500 million. The Compensation Committee is then presented with the results of the evaluations and sets each Named Executive’s Base Salary for the year at a level which the Compensation Committee believes is market competitive for such Named Executive’s position.

Cash Bonus

The Cash Bonus is an “at risk” variable component of the compensation mix for each Named Executive and is designed to encourage the Named Executives to contribute to meeting Company financial targets and perform at a high level within their individual areas of responsibility. The Chief People Officer and the CEO evaluate the Cash Bonus amount as a percentage of Base Salary for Mr. Chilton (prior to his appointment as CEO), Mr. Lender and Ms. Bellamy, based on internal assessment of the scope and responsibility of each of their positions. The chairman of the Compensation Committee, with input provided by the Chief People Officer, performs a similar analysis for the CEO and the President. The market competitiveness of the Cash Bonus for each Named Executive is compared to similar roles identified in a combination of Compensation Peer Group data and market surveys from Equilar for companies with revenue between $200 million and $500 million. The Compensation Committee then sets each Named Executive’s Cash Bonus target for the year based on the evaluation presented. The Cash Bonus opportunity is weighted in favor of the achievement of QAD’s financial targets over individual goals in order to focus the Named Executives on achieving the Company’s financial targets, which we believe are aligned with providing stockholder value. For fiscal year 2019, 70% of each Named Executive’s Cash Bonus opportunity was based on achievement of Company financial goals, while the other 30% was based on individual goals. The portions of the Cash Bonus achieved by measurement of financial goals and by individual performance were each weighted by the Customer Satisfaction Multiplier.

Customer Satisfaction Multiplier

The Cash Bonus computation for Named Executives, as well as for all other employees on a Cash Bonus plan, except certain sales personnel, includes a component that focuses our employees on providing high quality service across all areas that impact our customers by adjusting the Cash Bonus for the degree of customer satisfaction with QAD. This component, called the Customer Satisfaction Multiplier, is applied to both the portion of the Cash Bonus that is based on Company financial goals and the portion based on individual goals. Historically, we have conducted a customer satisfaction survey twice per year with half of the customer contacts surveyed in each round. This survey encompasses a number of questions across our business departments and we take the average of the customer scores for a final determination of the Customer Satisfaction Multiplier, which is then compared to an historical baseline that is periodically reviewed for appropriateness. This baseline was established using historical customer survey results that represent a generally satisfied customer score. For fiscal year 2019, 100% achievement could be reached by performing within an acceptable range above or below this baseline. Achievement below the bottom of the range would result in the Customer Satisfaction Multiplier being 80%. Achievement above the top of the range would result in the Customer Satisfaction Multiplier being 120%. The customer surveys conducted during fiscal year 2019 resulted in the Company achieving a score within the range of the baseline for the first half of the year and, as a result, the Customer Satisfaction Multiplier was 100% for this period.  During the second half of fiscal year 2019, customer surveys resulted in the Company scoring above the top of the range, so the Customer Satisfaction Multiplier was 120% for this period.  The Customer Satisfaction Multiplier was 110% for fiscal year 2019 as a whole.

Cash Bonus Results

Cash Bonus payments for achieving Company financial goals are based on quarterly and annual non-GAAP targets set in the operating plan for (i) revenue performance (the “Revenue Component” which is 40% of the target payment), (ii) contribution margin (the “Contribution Component” which is 40% of the target payment) and (iii) DSO targets (the “DSO Component” which is 20% of the target payment). The Revenue Component incentivizes our Named Executives to be focused on driving new customer business, developing desirable products, delivering high value services and support to customers, and designing and implementing an effective sales process. The Contribution Component focuses the Named Executives on generating profits and monitoring expenses. The DSO Component ensures our Named Executives are monitoring contracts entered into with customers where payment terms are commensurate with the timing of when products and services are provided and contracts where customers' timely payments are an indication of customer satisfaction. We believe that the goal set for each of these components was aggressive, but achievable. After application of the Customer Satisfaction Multiplier, each Named Executive earned approximately 96.4% of their Cash Bonus target that was based on achievement of Company financial goals. In all cases, payout percentages are prorated for performance between the minimum and the target and between the target and the maximum.

Revenue Component

•

The fiscal year 2019 quarterly and annual revenue targets equated to approximately 10% growth over fiscal year 2018 revenue and approximately 9% growth in constant currency, measured on a non-GAAP basis.

•	90% of each target must be achieved to reach a minimum payout of 50% of the Revenue Component of the Cash Bonus for such period.
•	If 100% of a quarterly or annual target is achieved, payout is 100% for such period.
•	The maximum payout of 300% for a quarterly or annual target is made if achievement is 130% of target for such period.
•	In fiscal year 2019, the Company achieved 95% of its full-year target and made aggregate quarterly and annual payouts of 68% of the aggregate Cash Bonus targets for the Revenue Component.

Contribution Component

•	The fiscal year 2019 quarterly and annual contribution margin targets were approximately 9.1% of revenue, measured on a non-GAAP basis.
•	60% of each target must be achieved to reach a minimum payout of 50% of the Contribution Component of the Cash Bonus for such period.
•	If 100% of a quarterly or annual target is achieved, payout is 100% for such period.
•	The maximum payout of 300% for a quarterly or annual target is made if achievement is 160% of target for such period.
•	In fiscal year 2019, the Company achieved 94% of its full-year target and made aggregate quarterly and annual payouts of 96% of the aggregate Cash Bonus targets for the Contribution Component.

DSO Component

•	The fiscal year 2019 quarterly DSO targets were 57 days for Q1, and 51 days for Q2, Q3, and Q4, with no annual component.
•	For each target, if achievement in number of days is no greater than 130% of the target, a minimum payment of 50% is made for such period.
•	If 100% of a quarterly target is achieved, payout is 100% of the DSO Component of the Cash Bonus for such period.
•	The maximum payout of 300% for a quarterly target is made if achievement in number of days is 65% of target or less for such period.
•

In fiscal year 2019, the Company achieved 56 days in Q1, 53 days in Q2, 48 days in Q3 and 48 days in Q4, resulting in aggregate payouts of 114% of the aggregate Cash Bonus targets for the DSO Component.

Non-GAAP Measures

The major differences between non-GAAP revenue used for Cash Bonus determinations and GAAP revenue are that:

•	Non-GAAP revenue does not include travel rebill to our customers.
•	Non-GAAP revenue includes certain revenue recognition timing differences from GAAP revenue.
•	Non-GAAP revenue is decreased by fees paid to agents and support partners, whereas in the GAAP financial statements these amounts are included as revenue offset by expenses.
•	Non-GAAP revenue includes bookings related to QAD cloud transactions and other subscriptions.

The major differences between non-GAAP contribution used for Cash Bonus determinations and GAAP operating income are that:

•	Non-GAAP contribution does not include expenses related to Equity Awards.
•	Non-GAAP contribution includes certain timing differences from GAAP operating income.
•	Non-GAAP contribution does not include certain amortizations, such as for acquired software and other intangibles from acquisitions.
•	Non-GAAP contribution includes implied margin on bookings related to QAD cloud and other subscription transactions.

Payout on Financial Goals

For fiscal year 2019, the payouts based on achievement of Company financial goals and the Customer Satisfaction Multiplier (as described above) were approximately:

•	Revenue Component – 68%
•	Contribution Component – 96%
•	DSO Component – 114%
•	Overall Achievement of Financial Goals – 89%
•	Customer Satisfaction Multiplier – 110%
•	Total Financial Bonus – 96%

The Compensation Committee approved Cash Bonus payments for achievement of Company financial goals as follows:

Name	Target Amount Payable Under Plan ($)	Amount Based on Achievement of Financial Goals ($)	Additional Amount Payable due to Application of Customer Satisfaction Multiplier ($)	Amount Approved by Compensation Committee ($)
Karl F. Lopker (1)	233,020	99,127	0	99,127
Anton Chilton	200,003	178,449	17,369	195,818	(2)
Pamela M. Lopker	233,020	204,223	20,422	224,645
Daniel Lender	207,152	181,552	18,155	199,707
Kara L. Bellamy	87,801	76,950	7,695	84,645

(1)

Mr. Lopker served as Chief Executive Officer until August 15, 2018 when he was granted indefinite unpaid medical leave. He subsequently passed away on August 25, 2018. Mr. Lopker received Cash Bonus awards only for the first two quarters of fiscal year 2019 due to his passing.

(2)	Mr. Chilton's Cash Bonus based on financial goals was comprised of $151,975 for the period of time that he was Chief, Global Field Operations and $43,843 for the period of time that he served as CEO.

Individual Goals

Cash Bonus payments for achievement of individual goals are generally based on the contribution of each Named Executive to the priorities set out in QAD’s strategic plan. After fiscal year earnings are released, Named Executives are evaluated on their accomplishments for the year based on strategic goals for their individual areas of responsibility as well as material accomplishments achieved during the year that were not identified at the time strategic goals were set. This evaluation is a subjective assessment of their accomplishments for the year in the areas for which they are responsible. QAD’s fiscal year 2019 strategic plan included initiatives in the areas of continuing to grow QAD’s global cloud business, enhancing our professional services capabilities, updating and augmenting our product capabilities through the development of our Channel Islands initiative, developing our employees and continuous operational improvement. Each Named Executive’s individual goals were set in support of these strategic initiatives.

Mr. Lopker’s and Ms. Lopker’s individual goals component was divided into two parts, with 50% relating to the Company achieving what we believe to be very aggressive growth targets in relation to our global cloud business and 50% related to individual performance. The Company’s very aggressive growth targets in relation to our cloud business were not achieved above the minimum payout target, and resulted in a payout of 0% on that metric. Mr. Lopker’s and Ms. Lopker’s individual performance portion related to meeting the financial targets, including overall revenue and profitability; business development; driving growth through our Cloud business; maintaining high customer satisfaction; adjusting our professional services capacity to meet market requirements while managing margins; and completing early adopter goals for the Channel Islands project. Ms. Lopker was assessed on achievement against these goals. The Compensation Committee reviewed the accomplishments of Ms. Lopker and rated her at 100% achievement. Combining the cloud business portion and the individual performance portion, the Committee approved paying Ms. Lopker 50% of her individual goals component, subject to the Customer Satisfaction Multiplier of 110% for a total of 55%. Mr. Lopker did not receive Cash Bonus payments for achievement of individual performance goals due to his passing on August 25, 2018.

For the period of time that Mr. Chilton served as CEO, his individual goals component was divided into two parts, with 50% relating to the Company achieving what we believe to be very aggressive growth targets in relation to our global cloud business and 50% related to individual performance. The Company’s very aggressive growth targets in relation to our cloud business were not achieved above the minimum payout target and resulted in a payout of 0% on that metric. Due to the short tenure of Mr. Chilton as CEO in fiscal year 2019, the individual performance portion of his individual goals component as CEO was not specifically assessed and, instead, the Compensation Committee rated him at 100% achievement, consistent with Ms. Lopker's achievement. Combining the cloud business portion and individual performance portion, the Committee approved paying Mr. Chilton 50% of his individual goals component, subject to the Customer Satisfaction Multiplier of 110% for a total of 55%.

For the period of time that Mr. Chilton served as Chief, Global Field Operations, his individual goals component was divided into two parts, with 50% relating to the Company achieving what we believe to be very aggressive growth targets in relation to our global cloud business and 50% related to individual performance. The Company’s very aggressive growth targets in relation to our cloud business were not achieved above the minimum payout target and resulted in a payout of 0% on that metric. Mr. Chilton’s individual performance related to maximizing the effectiveness of the sales and services organizations; developing and rolling out programs designed to transform the approach and effectiveness of the sales force; generating new business leads and achieving cloud revenue bookings targets; and developing and implementing an integrated approach to the sales and marketing organization. The Compensation Committee reviewed Mr. Chilton’s accomplishments as Chief, Global Field Operations and rated him at 100% achievement. Combining the cloud business portion and individual performance portion, the Committee approved paying Mr. Chilton 50% of Mr. Chilton’s individual goals component, subject to the Customer Satisfaction Multiplier of 110% for a total of 55%.

Mr. Lender’s individual goals component was divided into two parts, with 50% relating to QAD achieving what we believe to be very aggressive growth targets in relation to our global cloud business and 50% related to individual performance. The Company’s very aggressive growth targets in relation to our cloud business were not achieved above the minimum payout target, and resulted in a payout of 0% on that metric. Mr. Lender’s individual performance related to operational effectiveness initiatives, including the planning, implementation and development of several internal operational and financial systems to ensure compliance with changing regulations, such as the new accounting standards ASC 606 and ASC 842 and the implementation of recent U.S. tax legislation; maintaining and improving effective accounting, tax and financial planning, and internal controls operations; leading investor and analyst communications; managing and supporting several legal department initiatives; the completion and integration of acquisitions; and providing executive sponsorship to various areas of the business. Mr. Chilton conducted a review of Mr. Lender’s accomplishments and rated him at 110% achievement. Combining the cloud business portion and individual performance portion, Mr. Chilton recommended a payment of 55% of Mr. Lender’s individual goals component, subject to the Customer Satisfaction Multiplier of 110% for a total of 60.5%, which was approved by the Compensation Committee.

Ms. Bellamy’s individual goals related to successful implementation of the new revenue recognition standard, adoption of the new U.S. tax reform laws, completion of two acquisitions, achieving process improvements and implementation of enhancements to the Company’s internal accounting systems and enhancing investor relations communications. Mr. Lender conducted a review of Ms. Bellamy’s accomplishments and recommended a payment of 120% of her Cash Bonus target related to individual goals, subject to the Customer Satisfaction Multiplier of 110% for a total of 132%, which was approved by the Compensation Committee.

For fiscal year 2019, the dollar amounts approved by the Compensation Committee as Cash Bonus payments to the Named Executives for achievement of individual goals were as follows:

Name	Target Amount Payable Under Plan at 100% ($)	Amount Payable Based on Achievement of Individual Goals ($)	Additional Amount Payable Due to Application of Customer Satisfaction Multiplier ($)	Amount Approved by Compensation Committee ($)
Karl F. Lopker (1)	99,866	0	0	0
Anton Chilton	85,716	42,858	4,286	47,144(2)
Pamela M. Lopker	99,866	49,933	4,993	54,926
Daniel Lender	88,780	48,829	4,883	53,712
Kara L. Bellamy	37,629	45,155	4,516	49,671

(1)

Mr. Lopker served as Chief Executive Officer until August 15, 2018 when he was granted indefinite unpaid medical leave. He subsequently passed away on August 25, 2018. Mr. Lopker did not receive any Cash Bonus payment for achievement of individual goals due to his passing.

(2)	Mr. Chilton's Cash Bonus based on individual goals was comprised of $38,193 for the period of time that he was Chief, Global Field Operations and $8,951 for the period of time that he served as CEO.

Discretionary Bonus

The Compensation Committee may, on occasion, award discretionary bonuses to the Named Executives. No cash discretionary bonuses were awarded to Named Executives for fiscal year 2019.

Equity Awards

Equity Awards are designed to align the interests of the Named Executives with the interests of stockholders by creating a direct link between their compensation and stockholder returns. They are intended to direct the attention of the Named Executives to making strategic decisions and managing our resources with the objective of increasing stockholder value. We believe that Equity Awards also further our retention objectives by requiring Named Executives to remain with the Company over the vesting period to fully benefit from an Equity Award.

We grant Equity Awards to the Named Executives in the form of RSUs and/or SARs with respect to QAD common stock. Under our 2016 Program, Equity Awards are granted only with respect to Class A common stock. We generally grant RSUs with a four-year vesting period and, upon vesting, each RSU is converted into one share of QAD common stock. The shares awarded, which may be reduced by the number of shares equivalent in value to the required tax withholding, are then transferred to the Named Executive. We generally grant SARs with a four-year vesting period and an eight-year life at fair market value as of the date of grant. The appreciation on each vested, exercised SAR is paid, net of tax withholding, to the Named Executive in QAD common stock.

Both RSUs and SARs are commonly used in the software and technology industries and are used by the Company as integral components of our competitive compensation packages. We grant only RSUs to all employees, except to Ms, Lopker, President, and Mr. Lopker, Chief Executive Officer, who receive only SARs. The Compensation Committee directed that only RSUs be granted to all employees, except the President and the Chief Executive Officer, due to the general trend in equity compensation in our industry of many companies moving exclusively to granting RSUs and employee feedback that RSUs are generally more attractive to them. We have continued to grant only SARs to Ms. Lopker and Mr. Lopker, as has been the practice since fiscal year 2011, to reflect the Compensation Committee’s greater emphasis on appreciation in the equity portion of their total compensation package as compared to the other Named Executives.

Both RSUs and SARs are issued from an annually Board-approved pool of shares. Such pool of shares has been provided under our stockholder-approved 2016 Program. We limit the size of the pool in relation to the number of outstanding shares in order to limit the potential economic dilution to existing stockholders. We also adjust the size of the pool as required to reflect the number of employees eligible for Equity Awards in a given year. The Company has guidelines by employee level for all departments and levels, other than President, Chief Executive Officer and Chief Financial Officer. We granted Equity Awards pertaining to approximately 680,280 shares during fiscal year 2019 for all employees, including the Named Executives, new hires, and non-employee directors.

We believe Equity Awards create performance incentives and align the interests of the Named Executives with the interests of stockholders because the value of an Equity Award increases or decreases in conjunction with the Company’s stock price, thereby focusing the Named Executives on achieving long-term Company growth and profitability. RSUs are also a retention tool that provides compensation to the Named Executives because, despite the volatility of our stock price, a given number of shares are awarded pursuant to an RSU irrespective of the price of the underlying stock. Both RSUs and SARs minimize the dilutive effects of our equity award program compared to traditional stock options. In the case of RSUs, this is accomplished by granting a smaller number of RSUs compared to stock options. In the case of SARs, this is accomplished by awarding shares on the exercise of a SAR only for the appreciation from the strike price, whereas a stock option results in the issuance of a whole share on exercise.

When determining the number of Equity Awards to be granted to each Named Executive, the Compensation Committee analyzes factors related to each Named Executive, including:

•	Total Equity Awards previously granted over the Named Executive’s term of employment;
•	The value of the proposed Equity Award;
•	The value of existing Equity Award holdings at the stock price in effect at the time of analysis and at various hypothetical price points;
•	The value of Equity Awards previously exercised or vested; and
•	The total compensation package of the Named Executive.

For purposes of internal equity, we apply the same guidelines when determining grants of Equity Awards to Named Executives as are applied to grants of Equity Awards to other senior executives within the Company. However, the value of Equity Awards granted to a particular Named Executive may differ from other Named Executives and senior executives, because grants of Equity Awards are impacted by each Named Executive’s experience in his or her position, accomplishment of strategic goals, performance within his or her position over time, subjective assessment of individual performance and contribution to the Company, retention objectives and competitive issues. The size of an Equity Award in any one year is not directly related to a Named Executive’s performance in that year due to the nature of equity as a long-term incentive and QAD’s goal of providing Named Executives with long-term alignment with our strategic goals.

Broad Based Employee Benefit Programs

The Named Executives are covered by our employee benefit programs, which are applicable to all employees. These programs include health, dental, vision, disability and life insurance, health care and dependent care savings accounts, limited health club membership reimbursement, paid time off and Company contributions to a 401(k) plan. Benefits are provided to all employees in accordance with federal and state regulatory requirements and practices within the marketplace, and are a necessary element of compensation in attracting, acquiring and retaining talented employees.

Change in Control Agreements and Executive Termination Policy

The Compensation Committee believes that change in control (“CIC”) agreements that provide acceleration of Equity Awards and severance compensation protection following a change in control assist the Company in attracting and retaining qualified executives, minimize the distraction caused by a potential transaction, serve as a reward for completing a strategic transaction that is determined to be in the best interest of our stockholders and reduce the risk that key executive talent will leave the Company before such a transaction is finalized. Therefore, the Compensation Committee has adopted a policy governing the terms of CIC agreements for certain employees. Pursuant to the policy, the terms, but not the payment amounts, of CIC agreements for Named Executives as approved by the Compensation Committee are substantially the same, each providing cash severance, accelerated vesting of certain previously granted, unvested, equity-based compensation and cash payments in lieu of continuation of benefits coverage. The CIC agreements provide a gross-up for any excise taxes that the Named Executives may incur under Section 4999 of the Internal Revenue Code if the amounts they receive constitute “excess parachute payments.” CIC agreements are not considered as part of the annual compensation for Named Executives, and thus do not impact decisions made with respect to Base Salary, Cash Bonus and Equity Awards. CIC agreements include benefit amounts based on prior outside research and comparative data used by the Company to determine that its CIC agreements are market competitive. The Compensation Committee has approved CIC agreements with Mr. Lopker, Ms. Lopker, Mr. Chilton (effective December 19, 2018) and Mr. Lender. These CIC agreements reflect current policy. Ms. Bellamy did not have a CIC agreement during fiscal year 2019.

CIC agreements for the applicable Named Executives provide that 50% of the previously granted, unvested, equity-based compensation for each Named Executive vests immediately upon a change in control. The remaining unvested Equity Awards vest upon the first anniversary date of the change in control, provided the Named Executive remains employed by the Company as of that date. For all other CIC benefits, the CIC agreements for the Named Executives are “double trigger” agreements, meaning that the payment of cash severance, accelerated vesting of the remaining 50% of the previously granted, unvested, equity-based compensation prior to the first anniversary date of the change in control and cash in lieu of continuation of benefits require both a “change in control” of the Company and the termination of a Named Executive’s employment by the Company, actually or constructively, without “cause” within 18 months following a change in control. The terms “change in control” and “cause” are defined in the CIC agreements. Upon occurrence of the double trigger, the CIC agreements provide for the following:

•

A lump sum payment equal to 24 or 18, as applicable, months times the base monthly salary of the Named Executive at the greater of: (a) the rate in effect at the time of the change in control or (b) the rate in effect at the time of termination during the 18 months following the change in control;

•

A lump sum payment equal to 2.0 or 1.5, as applicable, times the greater of: (a) the average annual bonus paid in the 24 months prior to termination of employment or (b) the target bonus for the year of such termination of employment;

•	Immediate vesting of any unvested equity compensation; and

•

A cash payment equivalent to the present value of the projected cost of continuation of all employee benefits and perquisites, including life insurance, health benefits, disability insurance, cars and expense reimbursement, and 401(k) matching payments for a period of 24 or 18, as applicable, months following termination, plus an amount equal to the portion of the Named Executive’s unvested 401(k) account balance that would vest if the Named Executive had 24 or 18, as applicable, additional months of service for vesting purposes under our 401(k) plan.

The following table reflects the elements contained in each Named Executive’s CIC agreement:

Name	Months of Base Pay	x Bonus	Vesting of Equity Awards	Cash for Months of Benefits
Karl F. Lopker(1)	24	2.0	Yes	24
Anton Chilton	18	1.5	Yes	18
Pamela M. Lopker	18	1.5	Yes	18
Daniel Lender	18	1.5	Yes	18

(1)

Mr. Lopker served as Chief Executive Officer until August 15, 2018 when he was granted indefinite unpaid medical leave. He subsequently passed away on August 25, 2018, and his CIC agreement is no longer in effect.

For reasons similar to those supporting the adoption of CIC agreements, QAD has an executive termination policy under which certain senior executives with at least six months of service and as approved by the Compensation Committee are eligible to receive lump sum payments equal to six months of Base Salary and six months of healthcare continuation coverage premiums following an involuntary termination of employment without cause that is not covered by a CIC agreement. Mr. Lopker, Ms. Lopker, Mr. Chilton and Mr. Lender are covered by the standard terms of the executive termination policy. However, as part of their employment arrangements, Mr. Chilton (effective December 19, 2018) and Mr. Lender may receive twelve months of base salary, rather than six months of base salary and six months of benefits under the executive termination policy, upon termination without cause. Ms. Bellamy was not covered by the executive termination policy during fiscal year 2019.

Administrative Policies and Practices

In administering our compensation programs, including the compensation program for the Named Executives, the Compensation Committee typically meets at least four times during each year on the day of regularly scheduled Board of Director meetings. At the end of each such Compensation Committee meeting, the Compensation Committee may meet in executive session in order to discuss executive compensation matters outside of the presence of management personnel and members of the Board who are not on the Compensation Committee. The Compensation Committee also meets telephonically to discuss extraordinary items, such as the hiring or termination of a Named Executive. The Compensation Committee members regularly confer with our Chief People Officer on matters regarding the compensation of the Named Executives and other key employees.

The Chief People Officer is the primary contact between management and the Compensation Committee. Each quarter, the Chief People Officer presents reports to the Compensation Committee, including information on the top 25 most highly compensated employees, a 401(k) plan update and the status of any recruitment of senior management. Other directors may be invited to Compensation Committee meetings as may be certain employees, including the CEO, the President and the Chief Financial Officer.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally limits the annual corporate deduction for compensation paid to Named Executives to $1 million per individual. Certain incentive compensation meeting the requirements to be considered “performance-based” for purposes of Section 162(m) has been exempt from this $1 million limit. The Compensation Committee has considered the impact of this tax code provision and attempts, to the extent practicable, to implement compensation policies and practices that maximize the potential income tax deductions available to the Company by qualifying such compensation as performance-based compensation exempt from the deduction limits of Section 162(m).

However, recent U.S. tax legislation added the Chief Financial Officer as a covered employee and eliminated the "performance-based" exception, limiting the maximum U.S. federal income tax deduction that we may receive for annual compensation paid to any Named Executive covered by Section 162(m) of the Code to $1 million per individual. These new rules are effective starting in fiscal year 2019 for QAD, except that taxable income recognized upon exercise of SARs that we granted on or before November 2, 2017 may still qualify as performance-based compensation. Beginning in fiscal year 2019, if the aggregate amount of any covered Named Executive’s salary, bonus, amount realized from exercise of SARs granted after November 2, 2017 and vesting of RSUs or other equity awards, and certain other compensation amounts that are recognized as taxable income by the Named Executive (or by anyone who was a Named Executive in fiscal year 2018 or later) exceeds $1 million in any year, we will not be entitled to a U.S. federal income tax deduction for the amount over $1 million in that year.

The Compensation Committee will continue to review and modify our compensation practices and programs as necessary to ensure our ability to attract and retain executive talent while taking into account the deductibility of compensation payments. However, the Compensation Committee has deemed it desirable to retain flexibility in rewarding senior management with compensation subject to the deduction limits of Section 162(m) (including performance-based compensation in fiscal 2019 and later years) that could exceed the $1 million limitation on deductible compensation. Therefore, any such compensation in excess of the $1 million limitation on deductible compensation will not be deductible by the Company.

The Company’s compensation and termination arrangements are intended to qualify for exemption under, or satisfy the requirements of, the rules and regulations relating to nonqualified deferred compensation under Section 409A of the Internal Revenue Code.

EXECUTIVE COMPENSATION

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(4)	Stock Awards ($)(5)	SAR Awards ($)(6)	Non-Equity Incentive Plan Compensation ($)(7)	All Other Compensation ($)(8)	Total ($)
Karl F. Lopker (1)(9)	2019	227,683	—	—	3,227,930	99,127	7,418	3,562,158
Former Chief Executive Officer and Director	2018	332,886	—	—	1,821,306	458,409	8,124	2,620,715
	2017	323,190	—	—	1,031,003	322,526	8,300	1,685,019

Anton Chilton(2)	2019	384,728	—	870,320	—	242,962	8,512	1,506,522
Chief Executive Officer and	2018	344,667	—	535,950	—	332,890	8,165	1,221,672
Director	2017	341,829	—	92,050	—	201,599	8,350	643,828

Pamela M. Lopker(3)	2019	332,886	—	—	3,227,930	279,571	8,250	3,848,637
President and Director	2018	332,886	—	—	1,821,306	458,409	8,124	2,620,725
	2017	323,190	—	—	1,031,003	322,526	8,310	1,685,029

Daniel Lender	2019	493,220	—	1,320,250	—	253,419	8,274	2,075,163
Executive Vice President and	2018	483,549	—	773,688	—	399,530	8,135	1,664,902
Chief Financial Officer	2017	469,495	—	460,250	—	281,101	8,344	1,219,160

Kara L. Bellamy	2019	278,734	—	264,050	—	134,316	8,250	685,350
Senior Vice President,	2018	278,734	—	154,738	—	140,315	8,133	581,920
Corporate Controller and	2017	265,461	—	92,050	—	112,436	8,342	478,289
Chief Accounting Officer

(1)	Mr. Lopker served as Chief Executive Officer and Director until August 15, 2018 when he was granted indefinite unpaid medical leave. Mr. Lopker subsequently passed away on August 25, 2018.

(2)	Mr. Chilton was appointed Chief Executive Officer on December 19, 2018. Prior to that Mr. Chilton served as Chief, Global Field Operations and Executive Vice President.

(3)

In addition to her duties as President, Ms. Lopker assumed the duties of the Chief Executive Officer on August 15, 2018 when Mr. Lopker was granted indefinite unpaid medical leave. She continued in this office until the appointment of Anton Chilton as Chief Executive Officer on December 19, 2018.

(4)	Discretionary cash bonus.

(5)

The amounts in this column represent the aggregate grant date fair value of RSUs granted during each fiscal year presented as calculated in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these stock awards are set forth in Note 5, “Stock-Based Compensation,” in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K filed on April 16, 2019, These amounts do not correspond to the actual value that will be realized by the Named Executives upon the vesting of RSUs, or the sale of the common stock underlying such awards.

(6)

The amounts in this column represent the aggregate grant date fair value of SARs granted during each fiscal year presented as calculated in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these SAR grants are set forth in Note 5, “Stock-Based Compensation,” in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K filed on April 16, 2019. These amounts do not correspond to the actual value that will be realized by the Named Executives upon the exercise of SARs, or the sale of the common stock underlying such awards.

(7)	The amounts in this column represent payments based on Company financial results and individual performance under our Cash Bonus program described above.

(8)	All Other Compensation includes employer matching contributions under the 401(k) plan, the cost of employer-paid life insurance and miscellaneous payments.

(9)	Included in Salary is payout to the Estate of Karl F. Lopker of earned but not taken Paid Time Off ("PTO").

Grants of Plan-Based Awards during Fiscal Year 2019

The following table shows information about the non-equity incentive awards, SARs and RSUs that are reflected in the Summary Compensation Table for fiscal year 2019 and that were granted to the Named Executives either during or with respect to services rendered in fiscal year 2019.

Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Grant Date of Equity Awards	Threshold ($)	Target ($)	Maximum ($) (8)	All Other Stock Awards: Number of Shares of Stock or Units (#)(9)	All Other SAR Awards: Number of Securities Underlying Awards (#)(10)	Exercise or Base Price of SAR Awards ($/Sh)	Grant Date Fair Value of Equity Awards ($)(11)
Karl F. Lopker (2)	06/11/2018	— 166,443	— 332,886 (3)	— 982,679	— —	190,000 —	53.50 —	3,227,930 —

Anton Chilton	12/19/2018	— 142,859	— 285,718 (4)	— 843,441	22,000 —	— —	— —	870,320 —

Pamela M. Lopker	06/11/2018	— 166,443	— 332.886 (5)	— 982,679	— —	190,000 —	53.50 —	3,227,930 —

Daniel Lender	06/11/2018	— 147,966	— 295,932 (6)	— 873,591	25,000 —	—- —-	— —	1,320,250 —

Kara L. Bellamy	06/11/2018	— 62,715	— 125,430 (7)	— 370,270	5,000 —	—- —-	— —	264,050 —

(1)

Reflects threshold, target and maximum dollar amounts payable related to the Cash Bonus component of the Named Executives’ compensation during fiscal year 2019, as described in “Compensation Discussion and Analysis — Elements of the Executive Compensation Program.” “Threshold” refers to the minimum amount payable for a certain level of performance; “Target” refers to the amount payable if individual and corporate Cash Bonus achievements reached 100%; and “Maximum” refers to the maximum payout possible.

(2)	Mr. Lopker served as Chief Executive Officer until August 15, 2018 when he was granted indefinite unpaid medical leave. He subsequently passed away on August 25, 2018,

(3)	Actual Cash Bonus amount paid was $99,127.

(4)	Actual Cash Bonus amount paid was $242,962.

(5)	Actual Cash Bonus amount paid was $279,571.

(6)	Actual Cash Bonus amount paid was $253,419.

(7)	Actual Cash Bonus amount paid was $134,316.

(8)

Maximum represents each Named Executive’s bonus percentage of Base Salary times (a) 70% for the corporate financial target which may be increased up to a ceiling of 300% and the Customer Satisfaction Multiplier maximum of 120% plus (b) 30% for the individual performance goals which may be increased up to a ceiling of 120% and the Customer Satisfaction Multiplier maximum of 120%. The ceilings can be exceeded for a Named Executive upon approval of the Compensation Committee.

(9)	RSUs reported in this column vest 25% per year over four years on the anniversary date of the grant.

(10)	Represents SAR awards for Class A common stock. SARs reported in this column vest and become exercisable 25% per year over four years on the anniversary date of the grant.

(11)

The amounts in this column represent the aggregate grant date fair value of Equity Awards granted during fiscal year 2019 presented as calculated in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these Equity Awards are set forth in Note 5, “Stock-Based Compensation,” in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K filed on April 16, 2019. These amounts do not correspond to the actual value that will be realized by the Named Executives upon the vesting of RSUs, the exercise of SARs, or the sale of the common stock underlying such awards.

Outstanding Equity Awards at 2019 Fiscal Year End

The following table contains information concerning outstanding SARs and RSUs for each of the Named Executives as of January 31, 2019.

	SAR Awards					Stock Awards
Name	SAR Grant Date(1)	Number of Securities Underlying Unexercised Awards That Have Vested (#)(2)	Number of Securities Underlying Unexercised Awards That Have Not Vested (#)(3)	Awards Exercise Price ($)	Awards Expiration Date	Stock Award Grant Date(1)	Number of Unearned Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Unearned Shares or Units of Stock That Have Not Vested ($)(5)
Karl F. Lopker(6)	12/13/2011	150,000	—	10.56	08/25/2019
	06/12/2012	160,000	—	12.85	08/25/2019
	07/31/2012	30,000	—	13.35	08/25/2019
	06/11/2013	160,000	—	11.81	08/25/2019
	06/11/2013	30,000	—	10.50	08/25/2019
	06/11/2014	160,000	—	22.18	08/25/2019
	06/11/2014	30,000	—	18.80	08/25/2019
	06/09/2015	120,000	—	26.11	08/25/2019
	06/09/2015	22,500	—	21.25	08/25/2019
	06/14/2016	80,000	—	19.12	08/25/2019
	06/14/2016	15,000	—	16.07	08/25/2019
	06/13/2017	47,500	—	31.65	08/25/2019

Anton Chilton						06/09/2015	1,250	52,700
						06/14/2016	2,500	105,400
						03/07/2017	15,000	632,400
						12/19/2018	22,000	927,520

Pamela M. Lopker	12/13/2011	150,000	—	10.56	12/13/2019
	06/12/2012	160,000	—	12.85	06/12/2020
	07/31/2012	30,000	—	13.35	07/31/2020
	06/11/2013	160,000	—	11.81	06/11/2021
	06/11/2013	30,000	—	10.50	06/11/2021
	06/11/2014	160,000	—	22.18	06/11/2022
	06/11/2014	30,000	—	18.80	06/11/2022
	06/09/2015	120,000	40,000	26.11	06/09/2023
	06/09/2015	22,500	7,500	21.25	06/09/2023
	06/14/2016	80,000	80,000	19.12	06/14/2024
	06/14/2016	15,000	15,000	16.07	06/14/2024
	06/13/2017	47,500	142,500	31.65	06/13/2025
	06/11/2018	—	190,000	53.50	06/11/2026

Daniel Lender						06/09/2015	6,250	263,500
						06/14/2016	12,500	527,000
						06/13/2017	18,750	790,500
						06/11/2018	25,000	1,054,000

Kara L. Bellamy	06/11/2013	1,125	—	11.81	06/11/2021	06/09/2015	750	31,620
						06/14/2016	2,500	105,400
						06/13/2017	3,750	158,100
						06/11/2018	5,000	210,800

(1)

Each grant vests in four equal installments commencing on the first anniversary of the grant date and annually thereafter. Unvested awards reflected in the above table vest in equal installments over the remaining annual vesting dates occurring after January 31, 2019.

(2)

Of Ms. Lopker’s total of 1,005,000 SAR awards that have vested, 877,500 are for Class A common Stock and 127,500 are for Class B common stock. Of Ms. Bellamy’s total of 1,125 SAR awards that have vested, 1,125 are for Class A common stock.

(3)	Of Ms. Lopker’s total of 475,000 SAR awards that have not vested, 452,500 are for Class A common stock and 22,500 are for Class B common stock.

(4)	All are RSUs for Class A common stock.

(5)

The market value of unvested RSUs is determined by multiplying the closing market price of the Company’s common stock on January 31, 2019 by the number of RSU shares that have not vested. The closing market price of the Company’s Class A common stock at January 31, 2019 was $42.16.

(6)

Mr. Lopker passed away on August 25, 2018. The SARs reported in the table are held by Mr. Lopker's estate and may be exercised for a period of one year following his death. Of Mr. Lopker’s total of 1,005,000 SAR awards that have vested, 877,500 are for Class A common stock and 127,500 are for Class B common stock. Mr. Lopker’s SAR awards that had not vested at the time of his death were forfeited.

SAR Exercises and RSUs Vested During Fiscal Year 2019

The table below sets forth information concerning the exercise and vesting of Equity Awards for each Named Executive during fiscal year 2019.

	RSUs Vested (1)			SAR Exercises (6)
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(5)	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(12)
Karl F. Lopker	—		—	120,000	(7)	3,922,800
	—		—	30,000	(8)	661,500
Anton Chilton	8,750	(2)	429,500	18,375	(9)	622,125
Pamela M. Lopker	—		—	120,000	(10)	3,922,800
	—		—	30,000	(11)	661,500
Daniel Lender	25,000	(3)	1,342,813	—		—
Kara L. Bellamy	4,500	(4)	240,938	—		—

(1)	Table shows activity for Class A RSUs. No Class B RSUs vested during the fiscal year.

(2)	8,750 shares released, 3,606 shares surrendered for taxes, 5,144 shares net acquisition.

(3)	25,000 shares released, 11,078 shares surrendered for taxes, 13,922 shares net acquisition.

(4)	4,500 shares released, 1,554 shares surrendered for taxes, 2,946 shares net acquisition.

(5)	Value represents market value at vest date.

(6)	Table shows sum of activity for Class A SARs and Class B SARs.

(7)	SAR exercised for 120,000 shares of Class A common stock; 94,184 shares to be issued net of exercise price; 41,488 shares applied to withholding taxes; 52,696 shares received net of taxes.

(8)	SAR exercised for 30,000 shares of Class B common stock; 21,331 shares to be issued net of exercise price; zero shares applied to withholding taxes; 21,331 shares received net of taxes.

(9)	SAR exercised for 18,375 shares of Class A common stock; 13,596 shares to be issued net of exercise price; 4,702 shares applied to withholding taxes; 8,894 shares received net of taxes.

(10)	SAR exercised for 120,000 shares of Class A common stock; 94,184 shares to be issued net of exercise price; 41,488 shares applied to withholding taxes; 52,696 shares received net of taxes.

(11)	SAR exercised for 30,000 shares of Class B common stock; 21,331 shares to be issued net of exercise price; zero shares applied to withholding taxes; 21,331 shares received net of taxes.

(12)	Value represents market value at exercise date less the exercise price.

Equity Compensation Plan Information

Information as of January 31, 2019 regarding equity compensation plans approved and not approved by stockholders is summarized in the following table:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by stockholders	3,196,341	(1)	$20.81	(2)	3,010,739
Equity compensation plans not approved by stockholders	—		—		—
Total	3,196,341		$20.81		3,010,739

(1)	Includes 2,532,886 shares subject to outstanding stock appreciation rights (“SARs”) and 663,455 shares issuable upon vesting of outstanding restricted stock units (“RSUs”).

(2)	The weighted-average exercise price does not include outstanding RSUs.

Potential Payments upon Termination or Change in Control

The Company has adopted an Executive Termination Policy under which certain senior executives are eligible for termination benefits in the event the Company terminates their employment without cause, other than relating to a change in control. Other than these termination benefits and the CIC arrangements as described in the Compensation Discussion and Analysis section under “Change in Control Agreements and Executive Termination Policy,” the Company has no plans or arrangements in respect of remuneration that may be received by the Named Executives to compensate such officers in the event of termination of employment or a change of responsibilities following a change in control, where the value of such compensation exceeds $10,000 per Named Executive.

The following table reflects the amounts that would be paid if a termination without cause and/or a change in control had occurred on January 31, 2019.

			Termination Upon Change in Control
Name	Termination Without Cause Unrelated to a Change in Control ($)	Change in Control w/o Termination 50% Vesting of Equity Compensation ($)	18 Months of Base Salary ($)	Vesting of Unvested Equity Compensation ($)	1.5 Times Bonus ($)	18 Months of Benefits ($)	Total ($)(1)
Anton Chilton	485,911	859,010	675,000	1,718,020	675,000	66,467	3,134,487
Pamela M. Lopker	172,006	2,141,100	499,329	4,282,200	553,485	29,288	5,364,302
Daniel Lender	527,385	1,317,500	739,830	2,635,000	489,711	63,847	3,928,388

(1)

The amounts set forth above do not include any gross-up for excise taxes that these Named Executives may incur under Section 4999 of the Internal Revenue Code, which gross-up would be payable to these Named Executives under their CIC agreements if the amounts they receive were to constitute “excess parachute payments.” The amounts of such gross-up payments, if any, are not determinable at this time.

CEO PAY RATIO

As required by Item 402(u) of Regulation S-K, we are providing the following information for our last completed fiscal year:

•

Mr. Lopker served as our Chief Executive Officer until his passing on August 25, 2018. Mr. Chilton was appointed our Chief Executive Officer on December 19, 2018. As permitted by SEC rules, we chose to use the annualized total compensation of Mr. Chilton, who was serving as our Chief Executive Officer on January 31, 2019, the date we used for determining our median employee. We determined that our Chief Executive Officer's annualized total compensation for the fiscal year ended January 31, 2019, with certain elements of such total compensation based upon the rate of such compensation for the portion of such fiscal year during which he was serving as CEO, was $1,721,610. This figure includes his annualized base salary during the period he was serving as CEO ($450,000) and his annualized bonus based upon the actual amount of bonus paid for the portion of the year in which he was serving as CEO, together with the value of his stock awards and all other compensation as set forth in the Summary Compensation Table. Because we are required to annualize his CEO compensation for purposes of calculating certain portions of his total compensation for this disclosure, Mr. Chilton’s annual total compensation for purposes of the CEO Pay Ratio calculation is greater than the total compensation as reported for him in our Summary Compensation Table. In the Summary Compensation Table, Mr. Chilton’s total compensation is based upon a sum of his compensation as Chief Global Field Operations from February 1, 2018 to December 18, 2018 plus his CEO compensation for the period from December 19, 2018 through January 31, 2019.

•

After identifying the median employee, we totaled all of the elements of the median employee's annual total compensation for fiscal year 2019 in accordance with the requirements of the applicable SEC rules, using the same methodology we use for our Named Executives as set forth in our Summary Compensation Table. We determined that the median employee's annual total compensation for the fiscal year ended January 31, 2019 was $64,177.

Based on this information, for our fiscal year ended January 31, 2019 the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of the median employee was 27 to 1. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules, as described below:

 To identify our median employee, we took the following steps:

•	We selected January 31, 2019 (the last day of our 2019 fiscal year) as the date on which to determine our median employee.
•	As of that date, QAD had approximately 1,980 employees, including full-time and part-time employees, temporary employees and interns. We do not have seasonal employees.
•

We determined the amount of target annual base salary plus target annual bonuses and target annual commissions for each employee. We believe these pay elements generally are consistent with our employees’ relative total compensation and are appropriate for determining our median employee because it is impractical to gather actual data from multiple payroll systems utilized to pay our worldwide workforce and the actual achievement of the variable portion of compensation can vary widely from year to year.

•	Any compensation paid in foreign currencies was converted to U.S. dollars based on the January 31, 2019 exchange rate.
•	We did not make any cost of living adjustments or exclude any foreign jurisdictions.
•	All employees, except for our Chief Executive Officer, were ranked from lowest to highest with the median employee determined from this list.

We believe that our pay ratio as presented above is a reasonable estimate calculated in a manner consistent with Item 402(u). Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, the pay ratio we are reporting may not be comparable to the pay ratio reported by other companies.

REPORT OF AUDIT COMMITTEE

Charter

The Audit Committee’s specific responsibilities are delineated in the Audit Committee Charter which is available on the Investor Relations section of the QAD Internet site at www.qad.com.

Meetings

During fiscal year 2019, at each of its regularly scheduled meetings, the Audit Committee met with the senior members of the Company’s financial management team, the Company’s internal audit director and the lead audit partner of the Company’s independent registered public accounting firm. The Audit Committee’s agenda was established by the Chairman of the Audit Committee. At each of its regularly scheduled meetings, the Audit Committee had separate private sessions with the Company’s independent registered public accounting firm during which candid discussions regarding financial management, legal, accounting, auditing and internal control issues took place.

Audit Committee Report

The Board annually reviews the NASDAQ Stock Market listing standards definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard. In addition, the Board has determined that each of Dr. van Cuylenburg, Mr. Roberts and Mr. Stretch is an “audit committee financial expert” as defined by the SEC and the National Association of Securities Dealers rules.

The Board of Directors has the ultimate authority for effective corporate governance, including the role of oversight of the management of the Company. The Audit Committee assists the Board of Directors in its oversight of the Company’s financial statements and reporting processes. The Audit Committee also oversees the Company’s Compliance Committee. Management has the direct and primary responsibility for the financial statements and the reporting processes, including establishing and maintaining adequate internal control of financial reporting. The independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management and expressing an opinion as to whether those financial statements conform to accounting principles generally accepted in the United States. The independent registered public accounting firm is also responsible for auditing the Company’s internal control over financial reporting.

The Audit Committee appointed KPMG LLP to audit the Company’s financial statements and the effectiveness of the related systems of internal control over financial reporting for the fiscal year ended January 31, 2019.

During the fiscal year ended January 31, 2019, the Audit Committee fulfilled its duties and responsibilities generally as outlined in the charter. Among other actions, the Audit Committee:

•

Reviewed and discussed the Company’s quarterly earnings press releases, consolidated financial statements and related periodic reports filed with the SEC with management and the independent registered public accounting firm;

•	Reviewed and discussed the Company’s audited financial statements with management;
•

Reviewed and discussed management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditor's opinion about the effectiveness of the Company’s internal control over financial reporting with management, the independent registered public accounting firm and the internal auditor;

•	Reviewed and discussed the audit scope and plan with the independent registered public accounting firm, management and the internal auditor;
•	Met in periodic executive sessions with each of the independent registered public accounting firm, management and the internal auditor; and
•	Reviewed and discussed the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301, “Communications with Audit Committees” with KPMG.

Auditor Independence

The Audit Committee recognizes the importance of maintaining the independence of our independent auditor, both in fact and appearance. Consistent with its charter, the Audit Committee has evaluated the independent auditor's qualifications, performance and independence, including that of the lead audit partner. The Audit Committee has established a policy pursuant to which all services, audit and non-audit, provided by the independent auditor must be pre-approved by the Audit Committee or its delegate. The Audit Committee has concluded that provision of the non-audit services described below under “Principal Accounting Fees and Services” is compatible with maintaining the independence of the independent auditor. The Audit Committee has received the written disclosures and the letter required by the Public Company Accounting Oversight Board’s Independence Rule 3526 and has discussed with the independent registered public accounting firm its independence from management and the Company.

Audit Committee Recommendation

Based on the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company for the fiscal year ended January 31, 2019 be accepted and included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2019 filed with the SEC on April 16, 2019.

\

Submitted by:	Peter R. van Cuylenburg, Chairman
Lee D. Roberts
Leslie J. Stretch

The Audit Committee Report is not deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings under the Securities Act or the Exchange Act, except to the extent that QAD specifically incorporates it by reference in such filing.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Persons

We have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $120,000 and in which, to our knowledge, any of our directors, officers, five percent beneficial security holders or any member of the immediate family of the foregoing persons has, had or will have a direct or indirect material interest.

Policies and Procedures for Review and Approval of Related Party Transactions

The Board of Directors has adopted a Related Party Transaction Policy (the “RPT Policy”), which supplements the conflict of interest provisions in our Code of Business Conduct. The RPT Policy covers any transaction, arrangement or relationship in which QAD, including any of its subsidiaries, was, is or will be a participant and in which any related person had, has or will have a direct or indirect interest. The RPT Policy requires that such transactions be reported to the Audit Committee. The Audit Committee is authorized to approve, or ratify, such a transaction (i) in accordance with guidelines set forth in the RPT Policy and (ii) if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. Alternatively, a transaction may be approved by a majority of disinterested members of the Board.

Our Code of Business Conduct applies to all of our directors, officers and employees. It outlines the principles, policies and values that govern the activities of the Company as well as our policy on conflicts of interest. A conflict of interest exists any time directors, officers or employees face a choice between what is in their personal interest, financial or otherwise, and the interests of the Company. A conflict of interest also exists when a director, officer or employee takes actions or has interests that make it difficult to perform effectively his or her duties on behalf of the Company. It is specifically required by our Code of Business Conduct that all of our directors, officers and employees (i) fully disclose to the appropriate parties all actual or perceived conflicts of interest and (ii) refrain from undertaking certain delineated actions that give rise to actual or perceived conflicts of interest. In addition, we require our directors and Named Executives to complete annually a directors’ and officers’ questionnaire which requires disclosure of any related party transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than 10% of a registered class of our securities, to file reports with the SEC regarding their ownership of the Company’s stock and any changes in such ownership. The Company undertakes to file such reports on behalf of its directors and executive officers pursuant to a power of attorney given to certain attorneys-in-fact. Based on our review of copies of these reports and officer and director certifications, the Company believes that all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% stockholders were timely complied with during fiscal year 2019.

STOCK OWNERSHIP

Stock Ownership of Directors, Executive Officers and Certain Beneficial Owners

The following table shows the number of shares of QAD common stock beneficially owned on the record date, April 29, 2019, by each executive named in the “Summary Compensation Table” on page 33 and each non-employee director. The table also shows any person known to the Company to be the beneficial owner of more than five percent of our common stock as of March 31, 2019. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, SARs, RSUs, warrants and other rights held by that person that are currently exercisable or become exercisable within 60 days following April 29, 2019, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the beneficial owner’s name.

Ms. Lopker holds the following: 4,490,095 Class A and 2,357,535 Class B shares held in the Lopker Living Trust, and 407,674 Class A and 21,075 Class B shares held by the Lopker Family Foundation. Ms. Lopker is a member of the Board of Directors of the Lopker Family Foundation. Ms. Lopker holds 4,193 Class A and 1,028 Class B shares in an IRA account and 156,556 Class A and 51,772 Class B shares from the estate of her late husband, Karl F. Lopker. Ms. Lopker also holds 152,013 Class A and 50,496 Class B shares in her name only. The business address for Ms. Lopker: c/o QAD Inc., 100 Innovation Place, Santa Barbara, California, 93108. Ms. Lopker disclaims beneficial ownership of any of the foregoing shares in which she has no pecuniary interest.

The holdings for Tikvah Management LLC (“Tikvah”) are based on a Form 13G filed with the SEC on February 7, 2017 showing shares owned as of December 31, 2016. The address for Tikvah is 831 E. Moorhead Street, Suite 940, Charlotte, North Carolina 28202.

The holdings for Nantahala Capital Management LLC (“Nantahala”) are based on a Form 13G filed with the SEC on February 14, 2019 showing shares owned as of December 31, 2018. The address for Nantahala is 19 Old Kings Highway S, Suite 200, Darien, CT 06820.

	Class A			Class B
Beneficial Owner	Shares Owned	SARs/ RSUs Vested or Vesting Within 60 Days	Percentage of Outstanding	Shares Owned	SARs/ RSUs Vested or Vesting Within 60 Days	Percentage of Outstanding
Scott J. Adelson	48,258	—	0.29%	6,267	—	0.19%
Anton Chilton	5,353	2,500	0.05%	5	—	—
Peter R. van Cuylenburg	26,181	—	0.16%	—	—	—
Pamela M. Lopker	5,210,531	1,930,000	39.01%	2,481,906	270,000	77.87%
Lee D. Roberts	22,156	—	0.14%	2,368	—	0.07%
Leslie J. Stretch	4,000	—	0.02%	—	—	—
Daniel Lender	125,464	25,000	0.92%	8,046	—	0.25%
Kara L. Bellamy	2,248	5,625	0.05%	1,862	—	0.06%
All Executive Officers and Directors as a Group	5,444,191	1,963,125	40.40%	2,500,454	270,000	78.40%
Tikvah Management LLC	980,150	—	5.99%	85,907	—	2.63%
Nantahala Capital Management LLC	1,008,709	—	6.16%	—	—	—

FREQUENTLY ASKED QUESTIONS

What is a “proxy”?

A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. Daniel Lender and Pamela M. Lopker have each been designated as a proxy for the Annual Meeting.

Who is soliciting my vote?

The Board of Directors of QAD is soliciting your vote at the Annual Meeting.

What is the purpose of the Annual Meeting?

You will be asked to:

•	Vote to elect five directors as nominated;
•	Approve, on a non-binding advisory basis, the compensation paid to our Named Executives;
•	To vote, on a non-binding advisory basis, on the frequency (i.e., every one, two, or three years) of holding an advisory vote to approve the compensation paid to our Named Executives;
•	To ratify the appointment of independent auditors; and
•	Transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

What are the Board of Directors’ recommendations?

Matter	Board Vote Recommendation
Election of Directors	FOR EACH DIRECTOR NOMINEE
Advisory vote on executive compensation	FOR APPROVAL
Advisory vote on frequency of holding advisory vote to approve compensation paid to our Named Executives	EVERY ONE YEAR
Ratify the appointment of KPMG as our independent registered public accounting firm for our current fiscal year	FOR RATIFICATION

Who can attend the Annual Meeting?

Only stockholders as of the record date, and any stockholder’s spouse, domestic partner or duly appointed proxy, may attend. No guests will be allowed to attend the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

All stockholders who owned QAD common stock at the close of business on April 29, 2019, the record date for the Annual Meeting, who attend, or their duly appointed proxies, may vote at the Annual Meeting.

What do I need to be admitted to the Annual Meeting?

In order to be admitted to the Annual Meeting, a stockholder must present photo identification, such as a driver’s license, and proof of ownership of QAD stock on the record date, such as the Notice, a brokerage statement or letter from a bank or broker indicating ownership on the record date, a proxy card, or legal proxy or voting instruction card provided by your broker, bank or nominee.

Why did I receive a Notice in the mail regarding the Internet availability of proxy materials this year instead of a paper copy of proxy materials?

We are permitted to furnish proxy materials, including this proxy statement and our 2019 Annual Report on Form 10-K, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. We believe that this process provides a convenient and quick way to access the proxy materials and vote, while allowing us to conserve natural resources and reduce the costs of printing and distributing proxy materials. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may vote. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions in the Notice for requesting such materials. Any request to receive proxy materials by mail or email will remain in effect until you revoke it.

Can I vote my shares by filling out and returning the Notice?

No. The Notice only identifies the items to be voted on at the Annual Meeting. You cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote and how to request paper copies of the proxy materials.

Why didn’t I receive a Notice in the mail regarding the Internet availability of proxy materials?

Stockholders who previously elected to access proxy materials over the Internet will not receive the Notice in the mail. You should have received an email with links to the proxy materials and online proxy voting. Additionally, if you previously requested paper copies of the proxy materials or if applicable regulations require delivery of the proxy materials, you will not receive the Notice.

If you received a paper copy of the proxy materials or the Notice by mail, you can eliminate all such paper mailings in the future by electing to receive an email that will provide Internet links to these documents. Opting to receive all future proxy materials online will save us the cost of producing and mailing documents to your home or business and help us conserve natural resources. To request electronic delivery, please go to the website provided on your proxy card or voting instruction card and follow the instructions.

Will you send me multiple copies of the proxy materials if I hold my shares in different capacities but use the same address?

The SEC has approved a rule concerning the delivery of Notices and proxy materials. It allows us, with your permission, to deliver a single set of these documents to any household at which two or more stockholders reside if we believe they are members of the same family. Each stockholder will continue to receive a separate Notice. This procedure, referred to as householding, reduces the volume of duplicate information you receive and our expenses.

A number of brokerage firms have instituted householding. If your family has multiple QAD accounts, you may have received a householding notification from your broker. Please contact your broker directly if you have questions or wish to revoke your decision to household. These options are available to you at any time. To request additional copies of the proxy statement or annual report, please contact QAD as described above under “Annual Report” or contact your broker directly.

What are my voting rights?

You have one-twentieth (1/20th) of a vote for each share of QAD Class A common stock you owned at the close of business on the record date and one (1) vote for each share of QAD Class B common stock you owned at the close of business on the record date, provided each share was either held directly in your name as the stockholder of record or held for you as the beneficial owner through a broker, bank or other nominee (“Nominee”). There is no cumulative voting available in connection with the election of directors.

What is the difference between holding shares as a stockholder of record and beneficial owner?

Most of our stockholders hold their shares through a Nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with QAD’s transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and this Notice or the proxy materials are being sent directly to you by QAD. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. If you have requested printed proxy materials, we have enclosed a proxy card for you to use.

Beneficial Owner. If your shares are held in a stock brokerage account or by a Nominee, you are considered the beneficial owner of the shares which are held in “street name” and these proxy materials are being forwarded to you by your Nominee, who is considered the stockholder of record with respect to these shares. As the beneficial owner, you have the right to direct your Nominee on how to vote your shares. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you request, complete and deliver a proxy from your Nominee.

How many votes can be cast by all stockholders?

On the record date, we had 16,373,212 shares of Class A common stock outstanding and entitled to vote with 818,660 votes and 3,263,906 shares of Class B common stock outstanding and entitled to vote with 3,263,906 votes, for a total of 4,082,566 votes that may be cast.

How many votes must be present to hold the Annual Meeting?

A majority of the voting power of our outstanding shares as of the record date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. Your shares are counted as present at the Annual Meeting if you are present and vote in person at the Annual Meeting, vote by telephone or vote via the Internet, or a proxy card has been properly submitted by you or on your behalf. Both abstentions and proxies submitted by brokers that do not indicate a vote because they do not have discretionary authority and have not received instructions as to how to vote on a proposal (“broker non-votes”) are counted as present for the purpose of determining the presence of a quorum.

How many votes are required to elect director nominees?

Directors are elected by a plurality of the votes cast. That means the five (5) individuals nominated for election to the Board of Directors who receive the most “FOR” votes (among votes properly cast in person, electronically, telephonically or by proxy) will be elected. If you withhold authority to vote with respect to the election of some or all of the nominated directors, your shares will not be voted with respect to those nominated directors indicated. Your shares will be counted for purposes of determining whether there is a quorum, but will have no effect on the election of those nominated directors. Abstentions and broker non-votes will also have no effect on the vote.

How many votes are required to adopt the other proposals?

All other proposals will be approved if such proposals receive the affirmative vote of a majority of the votes cast on the matter; provided, however, with respect to the vote on the frequency of our advisory votes on executive compensation, the frequency that receives the greatest number of votes cast by our stockholders on this matter at the Annual Meeting will be considered the advisory vote of our stockholders. If your shares are represented at the Annual Meeting, but you abstain from voting on any of these matters, your shares will be counted as present and entitled to vote on a particular matter for purposes of establishing a quorum, and the abstention will have the same effect as a vote against that proposal. Broker non-votes will be counted as present for purposes of establishing a quorum, but will not have any effect on the outcome of these proposals because they are not treated as votes cast.

Your votes on Proposal 2 (vote on executive compensation) and Proposal 3 (frequency of future advisory votes on executive compensation) are advisory, which means the results of the votes are non-binding on the Company. Although the votes are non-binding, the Compensation Committee and the Board values the opinions of QAD’s stockholders and will review and consider the voting results when making future decisions regarding Named Executive compensation and the frequency of voting on Named Executive compensation.

Is my vote confidential?

All proxies, ballots and vote tabulations that identify stockholders are confidential. An independent tabulator will receive, inspect and tabulate your proxy. Your vote will not be disclosed to anyone, other than the independent tabulator, without your consent.

Who will count the votes and where can I find the voting results?

Broadridge Financial Solutions, Inc. will tabulate the voting results. We will announce the preliminary voting results at the Annual Meeting and will publish the results by filing a current report on Form 8-K with the SEC within four business days of the Annual Meeting.

What if I don’t provide a proxy or do provide a proxy but don’t give specific voting instructions?

      If no proxy is returned or if a proxy is signed and returned but no specific instructions are given on one or more of the issues to be voted upon, proxies will be voted in accordance with applicable rules, laws and regulations as follows:

Stockholder of Record. If you are a stockholder of record and you do not return a proxy, your shares will not be voted at our Annual Meeting and your shares will not be counted for purposes of determining a quorum. If you are a stockholder of record and you indicate when voting by Internet or by telephone that you wish to vote as recommended by our Board of Directors, or you return a signed proxy card, but do not indicate how you wish to vote, then to the extent you did not specify a choice, your shares will be voted:

•	in accordance with the recommendations of the Board of Directors on all matters presented in this proxy statement; and
•	as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the meeting.

 If you indicate a choice with respect to any matter to be acted upon on your proxy card, the shares will be voted in accordance with your instructions on such matter.

Beneficial Owner. Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If you are a beneficial owner and you do not return a proxy, or you do provide a proxy, but you fail to specify your voting instructions, your broker may in some cases vote the shares in the broker’s discretion. However, brokers are precluded from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. Brokers cannot vote on Proposals 1, 2 or 3 without instructions from the beneficial owners. If you are a beneficial owner and do not instruct your broker how to vote on the election of directors, your broker will not vote for you. Broker non-votes will not affect the outcome of the vote on Proposal 1 as long as a quorum is present. Broker non-votes will not have an effect on Proposal 2 or Proposal 3 as long as a majority of the shares represented and voting at the meeting cast their votes in favor of these proposals.

Can I change or revoke my vote after I return my proxy card or voting instruction card?

Even if you voted by telephone or on the Internet or if you signed and delivered the proxy card or voting instruction card in the form accompanying this proxy statement, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote any time before it is exercised by giving written notice to the Corporate Secretary specifying such revocation. You may change your vote by a later-dated vote by telephone or on the Internet or by timely delivery of a valid, later-dated proxy or by voting in person by ballot at the Annual Meeting.

What does it mean if I receive more than one Notice, proxy or voting instruction card?

It generally means that your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy cards and voting instruction cards you receive.

How do I vote?

Your vote is important. You may vote on the Internet, by telephone, by mail or by attending the Annual Meeting and voting by ballot, all as described below. The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. If you requested printed materials and choose to vote by telephone or on the Internet, you do not need to return your proxy card or voting instruction card. Telephone and Internet voting facilities are available now and will be available 24 hours a day until 11:59 p.m., Eastern Daylight Time, on June 23, 2019.

Vote on the Internet. If you are a stockholder of record, you may submit your proxy by going to www.proxyvote.com and following the instructions provided in the Notice. If you requested printed proxy materials, you may follow the instructions provided with your proxy materials and on your proxy card. If your shares are held with a broker, you will need to go to the website provided on your Notice or voting instruction card. Have your Notice, proxy card or voting instruction card in hand when you access the voting website. On the Internet voting site, you can confirm that your instructions have been properly recorded.

Vote by Telephone. If you are a stockholder of record, you can also vote by telephone by dialing 1-800-690-6903. If your shares are held with a broker, you can vote by telephone by dialing the number specified on your voting instruction card. Voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded. Have your Notice, proxy card or voting instruction card in hand when you call.

Vote by Mail. If you have requested printed proxy materials, you may choose to vote by mail, by marking your proxy card or voting instruction card, dating and signing it, and returning it in the postage-paid envelope provided. If the envelope is missing and you are a stockholder of record, please mail your completed proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. If the envelope is missing and your shares are held with a broker, please mail your completed voting instruction card to the address specified therein. Please allow sufficient time for mailing if you decide to vote by mail.

Voting at the Annual Meeting. The method or timing of your vote will not limit your right to vote at the Annual Meeting if you attend the Annual Meeting and vote in person. However, if your shares are held in the name of a bank, broker or other nominee, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. You should allow yourself enough time prior to the Annual Meeting to obtain this proxy from the holder of record.

The shares voted electronically, telephonically, or represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting.

Who pays for the solicitation of proxies?

QAD will bear the expense of printing and mailing Notices and proxy materials. In addition to the solicitation of proxies by mail, our directors, officers and other employees may solicit proxies by personal interview, telephone, facsimile or email. They will not be paid any additional compensation for such solicitation. We will request Nominees who hold shares of common stock in their names to furnish Notices and proxy material to beneficial owners of the shares. We will reimburse such Nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

Are there any other matters to be voted on at the Annual Meeting that are not included in the proxy?

We are not currently aware of any other business to be acted upon at the Annual Meeting. However, if other matters are properly brought before the Annual Meeting, your proxy will have the right, in his or her discretion, to vote or act on those matters according to the proxy’s best judgment.

EXEMPTIONS FOR A CONTROLLED COMPANY ELECTION

The NASDAQ Stock Market has established specific exemptions from its listing standards for controlled companies, i.e., companies of which more than 50% of the voting power is held by an individual, a group or another entity. QAD is a controlled company by virtue of the fact that Pamela M. Lopker controls the majority of votes in QAD’s stock. Please see “Stock Ownership of Directors, Executive Officers and Certain Beneficial Owners” beginning on page 43 of this proxy statement for additional information.

The Company has elected to rely upon certain of the exemptions provided in the rules for a controlled company. Specifically, the Company will rely on exceptions to the requirements that listed companies (i) have a majority of independent directors or a compensation committee comprised solely of independent directors, (ii) select, or recommend for the Board’s selection, director nominees by a majority of independent directors or a nominating committee comprised solely of independent directors, (iii) determine officer compensation by a compensation committee comprised solely of independent directors or by a majority of the Board upon recommendation of a compensation committee comprised solely of independent directors and (iv) satisfy certain responsibilities of the compensation committee prior to retaining or receiving advice from a compensation consultant, legal counsel or other advisor to the compensation committee. Notwithstanding the fact that QAD is a controlled company, QAD’s current practices include (i) having a majority of independent directors, (ii) selecting director nominees by the full Board of Directors and (iii) determining executive officer compensation by a majority of independent directors or a compensation committee comprised solely of independent directors.

ANNUAL REPORT

If you would like a copy of our 2019 Annual Report on Form 10-K, we will send you one without charge. Please call 805-566-5139 or write to request a copy:

QAD Inc.
100 Innovation Place
Santa Barbara, CA 93108
Attn: Investor Relations

The Annual Report on Form 10-K and this proxy statement are available in the Investor Relations section of the QAD Internet site at www.qad.com. The SEC also maintains an Internet site at http://www.sec.gov that contains all SEC filings made by QAD.

STOCKHOLDER PROPOSALS

Requirements for Stockholder Proposals to be Considered for Inclusion in QAD’s Proxy Materials. If you wish to submit a proposal to be included in the proxy statement for our 2020 Annual Meeting, we must receive it in a form which complies with the applicable securities laws, on or before January 16, 2020. Please address your proposals to: QAD Inc., 100 Innovation Place, Santa Barbara, California 93108, Attention: Corporate Secretary. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. In accordance with our Bylaws, for any matter to be properly considered before our 2020 Annual Meeting, including nomination of directors, such matter must be submitted to us prior to January 16, 2020 and in a format which complies with the provisions set forth in our bylaws. In the event next year’s Annual Meeting is more than 30 days before or more than 60 days after the anniversary date, to be timely, stockholder notices must be delivered not earlier than the 120th day prior to such Annual Meeting and not later than the close of business on the later of the 60th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by QAD. In addition, in the event a stockholder proposal is not submitted to us prior to March 31, 2020, the proxy to be solicited by the Board of Directors for the 2020 Annual Meeting will confer authority on the holders of the proxy to vote the shares in accordance with their best judgment and discretion if the proposal is presented at the 2020 Annual Meeting without any discussion of the proposal in the proxy statement for such meeting. Notices of intention to present proposals at the 2020 Annual Meeting should be addressed to QAD Inc., 100 Innovation Place, Santa Barbara, California 93108, Attention: Corporate Secretary. QAD reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. On request, the Corporate Secretary will provide detailed instructions for submitting proposals.

QAD INC.
ATTN: BETTY WEINERT
10,000 MIDLANTIC DRIVE
SUITE 100 WEST
MOUNT LAUREL, NJ 08054

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E77629-P23909

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

QAD INC.

The Board of Directors recommends a vote for the following Nominees:

1. Election of Directors	For	Withhold
1a. Scott J. Adelson	☐	☐
1b. Anton Chilton	☐	☐
1c. Peter R. van Cuylenburg	☐	☐
1d. Pamela M. Lopker	☐	☐
1e. Lee D. Roberts	☐	☐

The Board of Directors recommends a vote for Proposal 2.	For	Against	Abstain
2. Advisory vote to approve the compensation paid to our Named Executives.	☐	☐	☐

The Board of Directors recommends a vote for the holding of an advisory vote on executive compensation every 1 year.	1 Year	2 Years	3 Years	Abstain
3. Advisory vote on the frequency of holding an advisory vote to approve executive compensation.	☐	☐	☐	☐

The Board of Directors recommends a vote for Proposal 4.	For	Against	Abstain
4. Ratify the selection of KPMG LLP as our independent registered public accounting firm for our current fiscal year.	☐	☐	☐

NOTE: In their discretion, the proxy holders are authorized to vote upon any other business that may properly come before the meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

ADMITTANCE PASS
2019 ANNUAL MEETING OF STOCKHOLDERS
QAD INC.
Monday, June 24, 2019
8:00 a.m., local time
100 Innovation Place
Santa Barbara, California

E77630-P23909

QAD INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
2019 Annual Meeting of Stockholders

You are cordially invited to attend the Annual Meeting of Stockholders of QAD Inc. on Monday, June 24, 2019, at 100 Innovation Place, Santa Barbara, California. The meeting will begin at 8:00 a.m. local time. Admission is limited to stockholders and guests of QAD Inc. This ticket will admit you and should be presented at the meeting to expedite registration. To avoid delays, please arrive early and present this ticket.

The stockholder(s) hereby appoint(s) Daniel Lender and Pamela M. Lopker, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A and Class B common stock of QAD Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m. local time on Monday, June 24, 2019, at 100 Innovation Place, Santa Barbara, CA, and any postponement or adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side